Exhibit 10.4

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of March [•], 2024

among

NEEDLE HOLDINGS LLC,

as the Borrower, a Debtor and a Debtor-in-Possession

JOANN INC.,

as Holdings, a Debtor and a Debtor-in-Possession,

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as DIP Agent,

and

THE OTHER LENDERS PARTY HERETO

Table of Contents

		Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01	Defined Terms	2
SECTION 1.02	Other Interpretive Provisions	27
SECTION 1.03	Accounting Terms	27
SECTION 1.04	Rounding	27
SECTION 1.05	References to Agreements, Laws, Etc.	28
SECTION 1.06	Times of Day	28
SECTION 1.07	[Reserved]	28
SECTION 1.08	[Reserved]	28
SECTION 1.09	[Reserved]	28
SECTION 1.10	[Reserved]	28
SECTION 1.11	Divisions	28

ARTICLE II

THE COMMITMENTS AND BORROWINGS

SECTION 2.01	The Commitments and Loans	28
SECTION 2.02	Borrowings, Conversions and Continuations of Loans	29
SECTION 2.03	Prepayments	30
SECTION 2.04	Termination of Commitments	32
SECTION 2.05	Repayment of Loans	32
SECTION 2.06	Interest	31
SECTION 2.07	Fees	33
SECTION 2.08	Computation of Interest and Fees	33
SECTION 2.09	Evidence of Indebtedness	33
SECTION 2.10	Payments Generally; DIP Agent’s Clawback	34
SECTION 2.11	Sharing of Payments	36
SECTION 2.12	Incremental Borrowings	37
SECTION 2.13	[Reserved]	37
SECTION 2.14	[Reserved]	38
SECTION 2.15	[Reserved]	38
SECTION 2.16	Super Priority Nature of Obligations and DIP Agent’s Liens; Payment of Obligations	38

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01	Taxes	38
SECTION 3.02	Illegality	41
SECTION 3.03	Inability to Determine Rates	41
SECTION 3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Term SOFR Loans	43
SECTION 3.05	Funding Losses	44
SECTION 3.06	Matters Applicable to All Requests for Compensation	45
SECTION 3.07	Replacement of Lenders under Certain Circumstances	45
SECTION 3.08	Survival	46

-i-

-ii-

-iii-

SCHEDULES

I	Guarantors
2.01	Loan Commitments
5.12	Subsidiaries and Other Equity Investments
6.16	Approved DIP Budget
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	DIP Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	[Reserved]
F	[Reserved]
G	[Reserved]
H-1	[Reserved]
H-2	[Reserved]
I	United States Tax Compliance Certificate
J	Intercompany Subordination Agreement

-iv-

CREDIT AGREEMENT

This SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (“Agreement”) is entered into as of March [•], 2024, among NEEDLE HOLDINGS LLC, a Delaware limited liability company, a debtor and debtor-in-possession (the “Borrower”), JOANN INC., a Delaware corporation, a debtor and debtor-in-possession (“Holdings”) and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Administrative Agent and Collateral Agent (in such capacities, including any successor thereto, the “DIP Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, on March [•], 2024 (the “Petition Date”), Holdings, the Borrower and certain Subsidiaries of the Borrower (collectively, the “Debtors” and, each individually, a “Debtor”) commenced cases (the “Chapter 11 Cases”) under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and the Debtors have retained possession of their assets and are authorized under the U.S. Bankruptcy Code to continue the operations of their businesses as debtors-in-possession.

WHEREAS, prior to the Petition Date, the Lenders (among other lenders) provided financing to the Borrower pursuant to that certain Credit Agreement dated October 21, 2016, among Holdings, the Borrower, as borrower, Bank of America, N.A., as Administrative Agent (the “Pre-Petition Administrative Agent”), and the lenders party thereto from time to time (the “Pre-Petition Lenders”) (as so amended, and as further amended, restated, supplemented or otherwise modified from time to time through the Petition Date, the “Pre-Petition Credit Agreement”).

WHEREAS, the Borrower has requested, and, upon the terms set forth in this Agreement, the Lenders have agreed to make available to the Borrower, a senior secured term loan credit facility (the “DIP Facility”), consisting of (i) a new money multiple-draw secured term loan in an aggregate principal amount of $97,000,000 (plus certain fees paid in kind as provided in the TSA) (the “Tranche A DIP Loans”), (ii) a new money secured term loan in an aggregate principal amount of $10,000,000 (plus certain fees paid in kind as provided in the TSA) (the“Tranche B DIP Loans”), (iii) a secured term loan equal to $25,000,000 of receivables held by the Tranche C DIP Lenders or their affiliates resulting from the reduction of such receivables (the “Tranche C DIP Loans” and together with the Tranche A DIP Loans and Tranche B DIP Loans, the “Initial DIP Loans”) and (iv) an uncommitted additional tranche of senior secured term loans in an aggregate principal amount not to exceed $10,000,000 (the “Incremental DIP Loans” and, together with the Initial DIP Loans, the “DIP Loans”) subject to the conditions set forth herein, pursuant to the DIP Order, the proceeds of which shall be used to fund the general corporate purposes and working capital requirements of the Borrower during the pendency of the Chapter 11 Cases pursuant to and in accordance with the Approved DIP Budget.

WHEREAS, subject to the terms hereof and the DIP Order, the Borrower and the Guarantors have agreed to secure all of their Obligations under the Loan Documents by granting to the DIP Agent, for the benefit of the DIP Agent and the other Secured Parties, a security interest in and lien upon all of their existing and after-acquired personal property.

WHEREAS, the Borrower and the Guarantors’ business is a mutual and collective enterprise and the Borrower and the Guarantors believe that the loans and other financial accommodations to the Borrower under this Agreement will enhance the aggregate borrowing powers of the Borrower and facilitate the administration of the Chapter 11 Cases and their loan relationship with the DIP Agent and the Lenders, all to the mutual advantage of the Borrower and the Guarantors.

WHEREAS, the Borrower and each Guarantor acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrower as provided in this Agreement.

WHEREAS, the Lenders’ willingness to extend financial accommodations to the Borrower, and to administer the Borrower’s and the Guarantors’ collateral security therefor, on a combined basis as more fully set forth in this Agreement and the other Loan Documents, is done solely as an accommodation to the Borrower and the Guarantors and at the Borrower’s and the Guarantors’ request and in furtherance of the Borrower’s and the Guarantors’ mutual and collective enterprise.

WHEREAS, all capitalized terms used in this Agreement, including in these recitals, shall have the meanings ascribed to them in Section 1.01 below, and, for the purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Section 1.02 shall govern. All Schedules, Exhibits, Annexes, and other attachments hereto, or expressly identified in this Agreement, are incorporated by reference, and taken together with this Agreement, shall constitute a single agreement. These recitals shall be construed as part of this Agreement.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent under the ABL Facilities Documentation, or any successor administrative agent and collateral agent under the ABL Facilities Documentation.

“ABL Credit Agreement” means that Amended and Restated Credit Agreement, dated as of October 21, 2016 among the Borrower, Holdings, the lenders party thereto and the ABL Administrative Agent, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced prior to the Closing Date.

“ABL Facilities” means the asset-based revolving credit facilities under the ABL Credit Agreement.

“ABL Facilities Documentation” means the ABL Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“Actual Disbursements” shall mean the Debtors’ actual cash disbursements on a line-by-line and aggregate basis for the period commencing on the applicable date for such Approved DIP Budget Variance Report and ending on the applicable Testing Date.

“Actual Receipts” shall mean the Debtors’ actual cash receipts on a line-by-line and aggregate basis for the period commencing on the applicable date for such Approved DIP Budget Variance Report and ending on the applicable Testing Date.

“Ad Hoc Group of Lenders” means those certain Lenders represented by the Specified Lender Advisors.

“ABL Intercreditor Agreement” means the amended and restated intercreditor agreement dated as of May 21, 2018 among the Administrative Agent, the Collateral Agent, the ABL Administrative Agent and certain of the Loan Parties.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the DIP Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the DIP Agent or their respective lending affiliates shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries.

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Persons” means the DIP Agent, together with its respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agreement” has the meaning provided in the introduction hereto.

“Annual Financial Statements” means the audited consolidated balance sheets of Holdings and its Subsidiaries as of the Saturday closest to January 31, 2022, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for Holdings for the fiscal year then ended.

“Applicable Percentage” means, at any time, with respect to any Lender, (a) when used in reference to payments and other matters relating to the Loans, a percentage equal to a fraction the numerator of which is the aggregate Outstanding Amount of the Loans of such Lender at such time and the denominator of which is the aggregate Outstanding Amount of the Loans of all Lenders at such time and (b) when used in reference to matters relating to the Commitments, a percentage equal to a fraction the numerator of which is the aggregate amount of the Commitments of such Lender at such time and the denominator of which is the aggregate amount of the Commitments of all Lenders at such time and (c) when used in reference to any Tranche of Loans, a percentage equal to a fraction the numerator of which is the aggregate Outstanding Amount of the Loans of such Lender under the applicable Tranche at such time and the denominator of which is the aggregate Outstanding Amount of the Loans of all Lenders under the applicable Tranche at such time.

“Applicable Rate” means, with respect to the Loans (including the Initial PIK Backstop Term Loan and any Converted Term Loans), a percentage per annum equal to (i) for Term SOFR Loans, 9.50% and (ii) for Base Rate Loans, 8.50%.

“Approved DIP Budget” means the then most current budget prepared by the Borrower and approved by the Required DIP Lenders in accordance with Section 6.16. As of the Closing Date, the Approved DIP Budget is attached hereto as Schedule 6.16.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or any other form approved by the DIP Agent.

“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may be amended from time to time, in effect and applicable to the Chapter 11 Cases.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by the DIP Agent as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.75%. The “prime rate” is a rate set by DIP Agent based upon various factors including DIP Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by DIP Agent shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then Base Rate shall be the highest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of Loans of the same Type made, converted or continued on the same date and, in the case of Term SOFR Loans, having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the DIP Agent’s Office is located.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases the obligations under which are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP.

“Carve Out” has the meaning assigned to such term in the DIP Order.

“Cash Collateral Order” means the order of the Bankruptcy Court entered in the Chapter 11 Cases after the “first day” hearing, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the DIP Agent and the Required DIP Lenders, which among other matters authorizes the Debtors use of cash collateral or such other arrangements as shall be reasonably acceptable to the Required DIP Lenders in all material respects.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Subsidiary:

(a) Dollars;

(b) in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(c) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(i) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(j) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender on the Closing Date or at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the DIP Agent as “Cash Management Obligations.”

“Cash Management Order” means, collectively, the orders entered by the Bankruptcy Court with respect to the Loan Parties in the Chapter 11 Cases authorizing and approving the Loan Parties’ cash management arrangements and procedures, and which orders shall be in form and substance reasonably satisfactory to the Required DIP Lenders.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary thereof of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair, or as compensation for the taking of, such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the earliest to occur of:

(a) (1) any Person (other than a Permitted Holder) or (2) Persons (other than the Holdings or one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders unless, in any case, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings or the Borrower; or

(b) any “Change of Control” (or any comparable term) in any document pertaining to the ABL Facilities; or

(c) the Borrower ceases to be a direct wholly owned Subsidiary of Holdings (or any successor under 7.04(a)).

“Chapter 11 Cases” shall have the meaning set forth in the recitals to this Agreement.

“Chapter 11 Order” means any order entered in the Chapter 11 Cases.

“Chapter 11 Plan” means a chapter 11 plan of reorganization in the Chapter 11 Cases.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial DIP Loans or Incremental DIP Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of Initial DIP Loans or a Commitment in respect of a Class of Loans to be made pursuant to an Incremental Amendment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date” means March [•], 2024.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Co-Investor” means (a) the assignees, if any, of the equity commitments of any Sponsor who became holders of Equity Interests in the Borrower (or any of the direct or indirect parent companies of the Borrower) on or around March 18, 2011 (the “Original LBO Closing Date”) and (b) the transferees, if any, that acquired, within 60 days of the Original LBO Closing Date, any Equity Interests in the Borrower (or any of the direct or indirect parent companies of the Borrower) held by any Sponsor as of the Original LBO Closing Date.

“Collateral” means any and all assets of any Loan Party, whether now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to the DIP Order or under any Collateral Document, in each case, to secure the Obligations; provided, that in no event shall the Collateral include, and there shall be no Liens upon, any Excluded Assets.

“Collateral Documents” means, collectively, the DIP Order and each of the other agreements, instruments or documents that creates or purports to create a Lien on any Collateral as security for payment of the Obligations in favor of the DIP Agent for the benefit of the Secured Parties.

“Commitment” means with respect to any Lender, such Lender’s Initial DIP Term Loan Commitment, Interim Term Loan Commitment and/or Final Term Loan Commitment, as such commitment may be increased from time to time pursuant to an Incremental Amendment, as context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the DIP Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the DIP Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Parties” means the collective reference to Holdings and its Subsidiaries, including the Borrower, and “Company Party” means any one of them.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C hereto.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code, which Confirmation Order shall be consistent with this Agreement and the definitive documentation in all material respects and shall not have been stayed.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the DIP Agent determined in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the DIP Agent in a manner substantially consistent with market practice (or, if the DIP Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the DIP Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Term Loans” has the meaning specified in Section 2.07(d).

“Current Asset Collateral” means all the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor” shall have the meaning assigned to such term in the recitals of this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means for Loans and any other amounts due hereunder an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(c)) plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“DIP Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and permitted assigns in such capacity.

“DIP Agent Counsel” means ArentFox Schiff LLP in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, and one counsel in each relevant jurisdiction, in each case retained by the DIP Agent.

“DIP Agent Fee Letter” means that certain fee letter, dated as of March [•], 2024 by and between the DIP Agent and the Borrower.

“DIP Agent’s Office” means the DIP Agent’s address and account as set forth on Schedule 10.02(a), or such other address or account as the DIP Agent may from time to time notify the Borrower and the Lenders.

“DIP Facility” has the meaning assigned to such term in the recitals.

“DIP Loans” has the meaning assigned to such term in the recitals to this Agreement.

“DIP Order” means the Interim Order, unless the Final Order shall have been entered, in which case it means the Final Order.

“Direction of the Required DIP Lenders” means a written direction or instruction from Lenders constituting the Required DIP Lenders which may be in the form of an email or other form of written communication, it being understood and agreed that the DIP Agent may conclusively rely on any such written direction or instruction from such Specified Lender Advisor or designated Lender Advisor at the direction of the Required DIP Lenders. For the avoidance of doubt, with respect to each reference herein to (i) documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Required DIP Lenders, such determination may be communicated by a Direction of the Required DIP Lenders as contemplated above and/or (ii) any matter requiring the consent or approval of, or a determination by, the Required DIP Lenders, such consent, approval or determination may be communicated by a Direction of the Required DIP Lenders as contemplated above.

“Discharge of DIP Obligations” shall mean the occurrence of (a) all Commitments shall have been terminated and (b) the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means:

(1) such Persons as are separately identified in writing by the Borrower and the Required DIP Lenders to the DIP Agent prior to the Closing Date;

(2) any Person that is a competitor of the Borrower and identified by the Borrower in good faith in writing to the DIP Agent from time to time after the Closing Date;

(3) those banks, financial institutions, other institutional lenders and investors and other entities that were identified by the Borrower as such in writing to the DIP Agent on or prior to the Closing Date; and

(4) any Affiliates of Persons described in the foregoing clauses (1) and (2) that are readily identifiable as such solely on the basis of their names (other than any such Affiliate that is a bank, financial institution or fund (other than a Person described in clause (2) above) that regularly invest in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor or Person referred to in clause (2) above make investment decisions);

provided that in no event shall any update to the list of Disqualified Institutions (A) be effective prior to two Business Days after receipt thereof by the DIP Agent or (B) apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest under this Agreement or that is party to a pending trade.

Notwithstanding anything in the Loan Documents to the contrary, the DIP Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the DIP Agent shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (2) have any liability with respect to or arising out of any assignment or participation of Loans or commitments, or disclosure of confidential information, to any Disqualified Institution. The list of Disqualified Institutions may be made available by the DIP Agent on the Platform and to prospective assignees and Participants (including Public Lenders).

“Division” has the meaning assigned to such term in Section 1.11.

“Division Successor” has the meaning assigned to such term in Section 1.11.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Employee Benefit Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or written notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates, (f) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived, (g) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (h) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan or (i) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Erroneous Payment” has the meaning specified in Section 9.16(b).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.16(e).

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (i) all licenses and any other property and assets (including any lease, license, permit or agreement) to the extent that the DIP Agent may not validly possess a security interest therein under, or such security interest is restricted by, applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require the consent, approval, license or authorization of a Governmental Authority, other than to the extent such prohibition or limitation is rendered ineffective under the UCC, the Bankruptcy Code, other applicable insolvency laws or other applicable Law notwithstanding such prohibition, but in no event excluding the proceeds thereof, (ii) any asset to the extent the provision of a security interest with respect to such asset would result in material and adverse tax consequences to Holdings or any of its Subsidiaries, to the extent consented by the Required DIP Lenders (which may be communicated by means of a Direction of the Required DIP Lenders), and (iii) any asset where the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders, as determined in the sole discretion of the Required DIP Lenders (which may be communicated by means of a Direction of the Required DIP Lenders); provided, however, that Excluded Assets referred to in clauses (i) through (iii) shall not include any proceeds, substitutions or replacements of any Excluded Assets. Except as specified by the Required DIP Lenders, no Loan Party shall be required to take any action under the Law of any non-U.S. jurisdiction to create or perfect a security interest in any assets located outside the United States or any other assets that require such action, including any intellectual property registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction shall be required).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the DIP Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) any Tax imposed on or measured by such recipient’s net income or any franchise Tax (in each case, however denominated), in each case, (i) imposed by a jurisdiction as a result of such recipient being organized or having its principal office or applicable Lending Office located in such jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Tax under Section 884(a) of the Code imposed by any jurisdiction described in (a), (c) with respect to any Non-US Lender (other than any Non-US Lender becoming a party hereto pursuant to the Borrower’s request under Section 3.07), any U.S. federal withholding Tax that is imposed on amounts payable to such Non-US Lender pursuant to a Law in effect at the time such Non-US Lender becomes a party hereto or designates a new Lending Office or experiences a change in circumstances (other than a Change in Law), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new

Lending Office (or assignment or change in circumstances), to receive additional amounts from a Loan Party with respect to such U.S. federal withholding Tax pursuant to Section 3.01, (d) any withholding Tax attributable to such recipient’s failure to comply with Section 3.01(c) or (h), and (e) any Tax imposed as a result of such recipient’s failure to establish a complete exemption under FATCA

“Exit Agent” has the meaning set forth in Section 2.05(b).

“Exit Conversion” has the meaning set forth in Section 2.05(b).

“Exit Term Loan Credit Agreement” has the meaning set forth in Section 2.05(b).

“Exit Term Loan Facility” has the meaning set forth in Section 2.05(b).

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Closing Date (including, for the avoidance of doubt, any agreements between governmental authorities implementing such provisions, any law implementing such agreements and any agreements entered into pursuant to Section 1471(b)(1) of the Code) and any amended or successor provisions that are substantively comparable and not materially more onerous to comply with (and, in each case, any regulations promulgated thereunder or official interpretations thereof).

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means the DIP Agent Fee Letter and the Fronting Fee Letter.

“Final Term Loan” has the meaning specified in Section 2.01(a).

“Final Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Final Term Loans hereunder. The amount of each Lender’s Final Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01.

“Final Funding Date” has the meaning specified in Section 2.01.

“Final Order” means the “Final DIP/Cash Collateral Order” as defined in the TSA.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flow of Funds Statement” means a flow of funds statement relating to payments to be made and credited by all of the parties on the Closing Date or the Final Funding Date, as applicable, (including wire instructions therefor) as prepared by the Borrower and its financial advisor in consultation with (and approved by) the DIP Agent.

“Foreign Casualty Event” has the meaning specified in Section 2.03(b)(v).

“Foreign Disposition” has the meaning specified in Section 2.03(b)(v).

“Foreign Plan” means any material employee benefit plan, program or agreement maintained or contributed to by, or entered into with, Holdings or any Subsidiary of Holdings with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any direct or indirect Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee Letter” shall mean that certain fee letter, dated as of March [•], 2024 by and between the Fronting Lender and the Borrower.

“Fronting Lender” has the meaning assigned to such term in Section 2.02.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that (i) accounting for leases shall be determined in accordance with generally accepted accounting principles in the United States as in effect on the Closing Date and (ii) if the Borrower notifies the DIP Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the DIP Agent notifies the Borrower that the Required DIP Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness for borrowed money). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means Holdings and the Subsidiary Guarantors. For avoidance of doubt, the Borrower may cause any Subsidiary that is not a Subsidiary Guarantor to Guarantee the Obligations by causing such Subsidiary to execute a joinder to the Guaranty in form and substance reasonably satisfactory to the DIP Agent, and any such Subsidiary shall be a Guarantor hereunder for all purposes.

“Guaranty” means (a) the guaranty made by Holdings and the other Guarantors in favor of the DIP Agent on behalf of the Secured Parties dated as of the Closing Date and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all substances, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, and radon gas, regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, a Lender or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of any of the foregoing.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Incremental Amendment” has the meaning specified in Section 2.12(a).

“Incremental DIP Loans” has the meaning assigned to such term in the recitals to this Agreement.

“Incremental Facility Closing Date” has the meaning specified in Section 2.12(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial DIP Loans” has the meaning assigned to such term in the recitals to this Agreement.

“Initial PIK Backstop Term Loan” has the meaning specified in Section 2.07(c).

“Intellectual Property” means any and all intellectual property, whether protected, created or arising now or in the future under the laws of the United States, now or hereafter owned by a Loan Party, including: patents, copyrights, trademarks, brand names, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), writings, plans, specifications and schematics, all engineering drawings, customer lists, all recorded data of any kind or nature (regardless of the medium of recording), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof, any similar intellectual property rights with respect to any of the foregoing, and all rights to bring any causes of action for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing.

“Intercompany Subordination Agreement” means an agreement executed by each Subsidiary of the Borrower, in substantially the form of Exhibit J.

“Interest Payment Date” means the last Business Day of each calendar month.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the applicable Maturity Date.

“Interim Order” means the “Interim DIP/Cash Collateral Order” as defined in the TSA.

“Interim Term Loan” has the meaning specified in Section 2.01(a).

“Interim Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Interim Term Loans hereunder. The amount of each Lender’s Interim Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Borrower’s good faith estimate of the fair market value of such asset or property at the time such Investment is made)), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means Internal Revenue Service of the United States.

“joint venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Subsidiaries and (b) any Person in whom the Borrower or any Subsidiary beneficially owns any Equity Interest.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Advisors” means (x) the Specified Lender Advisors, and (y) any other financial advisor, auditor, attorney, accountant, appraiser, auditor, business valuation expert, environmental engineer or consultant, turnaround consultant, and other consultants, professionals and experts retained by the Ad Hoc Group of Lenders and/or the Required DIP Lenders and agreed by the Borrower in its reasonable discretion.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the DIP Agent.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Liquidity” means, as at any date of determination the amount of Unrestricted Cash of the Loan Parties at such time.

“Loan” means an extension of credit by a Lender to the Borrower under Article II and any Converted Loans (including any capitalized interest thereon).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letters, (f) each Incremental Amendment and (g) each joinder agreement, and any other document or instrument designated by the Borrower and the DIP Agent (acting at the Direction of the Required DIP Lenders) as a “Loan Document.”

“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each other Guarantor.

“Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent), performance, properties, material agreements, prospects or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole (excluding (i) any matters publicly disclosed in writing or disclosed to the DIP Agent and the Lenders in writing prior to the filing of the Chapter 11 Cases, (ii) any matters disclosed in the schedules hereto, (iii) any matters disclosed in any first day pleadings or declarations and (iv) the filing of the Chapter 11 Cases, the events and conditions related and/or leading up thereto and the effects thereof and any action required to be taken under the Loan Documents or under a Chapter 11 Order), (b) the ability of the Loan Parties (taken as a whole) to perform their respective material payment obligations under any Loan Document to which any of the Loan Parties is a party, (c) the rights and remedies of the Lenders, the DIP Agent (taken as a whole) under any Loan Document or (d) the Collateral (taken as a whole) or the DIP Agent’s liens on the Collateral.

“Material Intellectual Property” shall mean any Intellectual Property owned by any Loan Party that is material to the operation of the business of Holdings and its Subsidiaries, taken as a whole.

“Maturity Date” shall mean the earliest of (i) the date that is 60 days after the Petition Date, (ii) the date on which all Loans are accelerated as a result of an Event of Default and all unfunded Commitments (if any) have been terminated in accordance with this Agreement, by operation of law or otherwise, (iii) the date the Bankruptcy Court orders a conversion of the Chapter 11 Cases to a chapter 7 liquidation or the dismissal of the chapter 11 case of any Debtor (iv) the Plan Effective Date and (v) the closing of any sale of assets pursuant to section 363 of the Bankruptcy Code, which when taken together with all other sales of assets since the Petition Date, constitutes a sale of all or substantially all of the assets of the Debtors.

“Maximum Rate” has the meaning specified in Section 10.10.

“Milestone” has the meaning specified in Section 6.17.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any of the Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, the Pre-Petition Credit Agreement and the ABL Facilities Documentation), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Subsidiary in connection with such Disposition or Casualty Event, (C) taxes or distributions made pursuant to Section 7.06(g)(i) or (g)(iii) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by the Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Subsidiary in connection with such incurrence or issuance.

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Non-US Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of any Loan Party arising under any Secured Hedge Agreement, and (c) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document; provided that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Lender, the DIP Agent or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such Lender, recipient or the DIP Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender, recipient or the DIP Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document excluding, in each case, Other Connection Taxes that result from an Assignment and Assumption, or other assignment (other than an assignment made pursuant to Section 3.07).

“Outstanding Amount” means with respect to any Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loan occurring on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the DIP Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Payment Notice” has the meaning specified in Section 9.16(c).

“Payment Recipient” has the meaning specified in Section 9.16(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Permitted Holder” means any of (a) the Sponsor, (b) the Management Stockholders and (c) the Co-Investors, provided that for purposes of the definition of “Change of Control” (i) in each of clause (a)(i), the final reference to Permitted Holders in clause (a)(ii) and the proviso to clause (a), the Co-Investors shall not constitute Permitted Holders at any time that they hold voting power equal to more than 20% of the ordinary voting power of all Equity Interests collectively held by the Sponsor, the Management Stockholders and the Co-Investors, (ii) in the final reference to Permitted Holders in clause (a)(ii), the Co-Investors shall not constitute Permitted Holders if they are part of the “group” referred to in clause (a)(ii)(2) of the definition of “Change of Control” and (iii) in the parenthetical in each of clauses (a)(ii)(1) and (2), the Co-Investors shall not constitute Permitted Holders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” shall have the meaning assigned to such term in the recitals of this Agreement.

“Plan” shall have the meaning assigned to such term in the TSA.

“Plan Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

“Platform” has the meaning specified in Section 6.02.

“Pre-Petition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Pre-Petition Administrative Agent” has the meaning assigned to such term in the recitals to this Agreement.

“Pre-Petition Collateral” means the “Collateral” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Lenders” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Pre-Petition Loan Documents” means the “Loan Documents” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Obligations” means the “Secured Obligations” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender at such time and the denominator of which is the amount of the Commitments and, if applicable and without duplication, Loans under the DIP Facility at such time.

“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to Holdings’ status as a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Public Lender” has the meaning specified in Section 6.02.

“QFC Credit Support” has the meaning specified in Section 10.24.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Financial Statements” means the unaudited condensed consolidated balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries for the most recent fiscal quarters after the date of the Annual Financial Statements and ended at least forty-five (45) days before the Closing Date.

“Register” has the meaning specified in Section 10.07(c).

“Related Adjustment” means, in determining any Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the DIP Agent applicable to such Successor Rate:

(A) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto); or

(B) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the DIP Facility.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required DIP Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) outstanding Loans and (b) aggregate unused Commitments.

“Rescindable Amount” has the meaning assigned to such term in Section 2.10(a)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the DIP Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the DIP Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or Holdings’ stockholders, partners or members (or the equivalent Persons thereof) other than (i) the payment of compensation in the ordinary course of business to holders of any such Equity Interests who are employees or service providers of Holdings (or any direct or indirect parent thereof) or any Subsidiary solely in their capacity as employees or service providers and (ii) other than payments of intercompany indebtedness permitted under this Agreement, unless such payments are made in the form of dividends or other distributions that would otherwise be classified as Restricted Payments hereunder.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctions” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank; and designated in writing by the Hedge Bank and the Borrower to the DIP Agent as a “Secured Hedge Agreement.”

“Secured Parties” means, collectively, the DIP Agent, the Lenders, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the DIP Agent from time to time pursuant to Section 9.01(b).

“Securities Act” means the Securities Act of 1933, as amended.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SPC” has the meaning specified in Section 10.07(g).

“Specified Lender Advisors” means (i) Gibson, Dunn & Crutcher LLP, as legal counsel to the Lenders and (ii) Lazard Ltd., as financial advisor to the Lenders.

“Sponsor” means Leonard Green & Partners, L.P. and any of its Affiliates and funds or partnerships managed or advised by it or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Borrower or any Subsidiary.

“Subsequent DIP Budget” has the meaning specified in Section 6.16(a).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that is a Debtor under the Chapter 11 Cases. Notwithstanding anything herein to the contrary, the Borrower may elect to cause any Subsidiary that is not otherwise required to become a Subsidiary Guarantor in accordance with the terms hereof to become a Subsidiary Guarantor by satisfying the requirements of Section 6.11 as if it were subject to such requirements.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.12(a).

“Supported QFC” has the meaning specified in Section 10.24.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Indemnitee” has the meaning given to such term in Section 3.01(e).

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto for such term;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than 0.75%, Term SOFR shall be deemed to be 0.75% for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the DIP Agent (acting at the Direction of the Required DIP Lenders)) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the DIP Agent from time to time).

“Threshold Amount” means $5,000,000.

“Tranche” means, with respect to a Loan, its character as a Tranche A DIP Loan, Tranche B DIP Loan or Tranche C DIP Loan.

“Tranche A DIP Lenders” means the Lenders that have Commitments to make Tranche A DIP Loans or who made Tranche A DIP Loans.

“Tranche A DIP Loans” has the meaning assigned to such term in the recitals to this Agreement.

“Tranche B DIP Lenders” means the Lenders that have Commitments to make Tranche B DIP Loans or who made Tranche B DIP Loans.

“Tranche B DIP Loans” has the meaning assigned to such term in the recitals to this Agreement.

“Tranche C DIP Lenders” means the Lenders that have Commitments to make Tranche C DIP Loans or who have been deemed to make Tranche C DIP Loans.

“Tranche C DIP Loans” has the meaning assigned to such term in the recitals to this Agreement.

“TSA” means the Transaction Support Agreement, dated as of March [15], 2024 among the Loan Parties, the Lenders and other parties thereto.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning given to such term in Section 3.01(c).

“Unrestricted Cash” means, on any date of determination, an amount equal to, determined as of such date for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, the sum of (a) unrestricted cash and Cash Equivalents, whether or not held in a deposit account pledged to secure the Obligations, and (b) cash and Cash Equivalents that are held in the DIP Proceeds Account (as defined in the TSA) (which may also include cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on the Collateral along with the DIP Facility).

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.07 [Reserved].

SECTION 1.08 [Reserved].

SECTION 1.09 [Reserved].

SECTION 1.10 [Reserved].

SECTION 1.11 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (each, a “Division”): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person (such different Person, a “Division Successor”), then it shall be deemed to have been transferred from the original Person to the Division Successor, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Commitments and Borrowings

SECTION 2.01 The Commitments and Loans. Subject to the terms and conditions set forth herein and in the DIP Order:

(a) Each Lender agrees, severally and not jointly, to make:

(i) an initial term loan to the Borrower on the Closing Date (the “Interim A/B Term Loan”) in Dollars in an aggregate principal amount equal to its Applicable Percentage of $88,000,000 of Tranche A DIP Loans and its Applicable Percentage of the Tranche B DIP Loans;

(ii) with respect to the Tranche C DIP Loans, the DIP Agent, the Lenders and the Loan Parties each acknowledges and agrees that the Tranche C DIP Loans (the Tranche C DIP Loans together with the Interim A/B Term Loan, the “Interim Term Loan”) in an aggregate principal amount equal to its Applicable Percentage of $25,000,000 shall be deemed fully funded concurrently with the entry of the Interim Order (without any notice of request by the Borrower) in accordance with the terms of the Interim Order, and the Commitment of each Tranche C DIP Lender shall expire upon the deemed funding of the Tranche C DIP Loans on such applicable date; and

(iii) upon the satisfaction (or waiver) of the terms and conditions in Section 4.02 (the date on which such conditions are satisfied (or waived), the “Final Funding Date”), additional term loans (such additional term loans, the “Final Term Loan”) to the Borrower in Dollars in a principal amount equal to its Applicable Percentage of $9,000,000 made up of Tranche A DIP Loans. The Interim Term Loan and the Final Term Loan are collectively referred to herein as the “Initial DIP Loans”.

(b) Upon a Lender’s funding of the Interim Term Loan on the Closing Date, such Lender’s Interim Term Loan Commitment shall be permanently reduced to zero and shall terminate. Upon a Lender’s funding of the Final Term Loan on the Final Funding Date, such Lender’s Final Term Loan Commitment shall be permanently reduced to zero and shall terminate.

Upon the deemed funding of the Tranche C DIP Loans, certain receivables of the Tranche C DIP Lenders or its affiliates shall be reduced by the face value of such Tranche C DIP Lender’s Tranche C DIP Loans in accordance with the TSA or any relevant joinder thereto. Notwithstanding anything herein to the contrary, the Tranche C DIP.

Loans shall be incurred by (x) the Borrower assuming the applicable Pre-Petition obligations from Jo-Ann Stores, LLC followed by (y) the Borrower satisfying such applicable Pre-Petition obligations with an equivalent principal amount of the Tranche C DIP Loans.

(c) Amounts repaid or prepaid in respect of the DIP Loans may not be reborrowed.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the DIP Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the DIP Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the DIP Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the DIP Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders and the DIP Agent. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or such other amount as is the remainder of the applicable Loan). Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or such other amount as is the remainder of the applicable Loan). Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the DIP Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Type of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the DIP Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.02(a). In the case of each Borrowing, each Lender shall make the amount of its Loan available to the DIP Agent in Same Day Funds at the DIP Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and if such Borrowing is on the Closing Date, Section 4.01), the DIP Agent shall make all funds so received available to the Borrower in like funds as received by the DIP Agent either by (i) crediting the account of the Borrower on the books of the DIP Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the DIP Agent by the Borrower.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. Upon the occurrence and during the continuation of an Event of Default, the DIP Agent or the Required DIP Lenders may require by notice to the Borrower that, no Loans may be requested as, converted to or continued as Term SOFR Loans.

(d) The DIP Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the DIP Agent shall be conclusive in the absence of manifest error, unless otherwise objected to by the Required DIP Lenders by a Direction of the Required DIP Lenders. At any time when Base Rate Loans are outstanding, the DIP Agent shall notify the Borrower and the Lenders of any change in the DIP Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect unless otherwise agreed between the Borrower and the DIP Agent.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the DIP Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the DIP Agent such Lender’s Pro Rata Share of such Borrowing, the DIP Agent may assume that such Lender has made such Pro Rata Share available to the DIP Agent on the date of such Borrowing in accordance with paragraph (b) above, and the DIP Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the DIP Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the DIP Agent, each of such Lender and the Borrower severally agrees to repay to the DIP Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the DIP Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the DIP Agent in accordance with the foregoing. A certificate of the DIP Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the DIP Agent for the same or an overlapping period, the DIP Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the DIP Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the DIP Agent.

SECTION 2.03 Prepayments.

(a) Optional. The Borrower may, upon notice to the DIP Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the DIP Agent not later than 11:00 a.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (2) any partial prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 (or such other amount as is the remainder of the applicable Loan) in excess thereof or, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 (or such other amount as is the remainder of the applicable Loan) in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The DIP Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such share provided for under this Agreement of such prepayment. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loan pursuant to this Section 2.03(a) shall be paid to the Lenders in accordance with their respective share.

(b) Mandatory.

(i) [Reserved].

(ii) If (x) the Borrower or any of its Subsidiaries Disposes of any property or assets pursuant to Section 7.05 (other than, so long as the ABL Credit Agreement is in effect, any Disposition of Current Asset Collateral) or (y) any Casualty Event occurs (other than with respect to Current Asset Collateral so long as the ABL Facility is in effect), which results in the realization or receipt by the Borrower or such Subsidiary of Net Cash Proceeds, the Borrower shall prepay on or prior to the date which is three (3) Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clause (b)(v) of this Section 2.03, an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds realized or received.

(iii) If the Borrower or any Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is thee (3) Business Days after the receipt of such Net Cash Proceeds.

(iv) [Reserved].

(v) Notwithstanding any other provisions of this Section 2.03(b), (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (or a Domestic Subsidiary of a Foreign Subsidiary) giving rise to a prepayment event pursuant to Section 2.03(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (or a Domestic Subsidiary of a Foreign Subsidiary) (a “Foreign Casualty Event”) are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.03(b) but may be retained by the applicable Foreign Subsidiary (or the applicable Domestic Subsidiary of a Foreign Subsidiary) so long as the applicable local law will not permit repatriation to the Borrower in the United States (the Borrower hereby agreeing to cause the applicable Subsidiary to use its commercially reasonable efforts to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and the Borrower shall not be required to monitor any such prohibition or delay and/or reserve cash for future repatriation after the Borrower has notified the DIP Agent of the existence of such prohibition or delay and (B) to the extent that the Borrower has determined in good faith that repatriation to the Borrower in the United States of any of or all the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event would have material adverse tax consequences (relative to the relevant Foreign Disposition or Foreign Casualty Event and taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds, the portion of such Net Cash Proceeds so affected (the “Holdback Amount”) will not be required to be applied to repay Loans at the times provided herein and instead may be retained by the applicable Foreign Subsidiary (or the applicable Domestic Subsidiary of a Foreign Subsidiary), provided that, to the extent that within 12 months of the applicable prepayment event, the Borrower obtains actual knowledge that the repatriation of any Net Cash Proceeds from such Foreign Subsidiary would no longer have material adverse tax consequences (relative to the relevant Foreign Disposition or Foreign Casualty Event ), such Foreign Subsidiary shall promptly repatriate an aggregate amount equal to the Holdback Amount to the DIP Agent, which amount shall be applied to the pro rata prepayment of the Loans pursuant to Section 2.03(b)(iv) in accordance with Section 2.03(b).

(vi) The Borrower shall notify the DIP Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clause (i) or (ii) of this Section 2.03(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The DIP Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share of the prepayment.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.03 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Term SOFR Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Term SOFR Loan pursuant to Section 3.05.

SECTION 2.04 Termination of Commitments. The Interim Term Loan Commitments of each Lender shall be automatically and permanently reduced to $0 upon the funding of the Interim Term Loans on the Closing Date. The Final Term Loan Commitments of each Lender shall be automatically and permanently reduced to $0 upon the funding of the Final Term Loans on the Final Funding Date. The Incremental DIP Loan Commitments of each Lender, if any, shall be automatically and permanently reduced to $0 upon the funding of the Incremental DIP Loan on the applicable Incremental Facility Closing Date.

SECTION 2.05 Repayment of Loans. (a) Subject to Section 2.05(b), the Borrower shall repay to the DIP Agent for the ratable account of each Lender on the Maturity Date the aggregate principal amount of all Loans outstanding on such date, in an amount equal to the principal amount of the Loans outstanding on such date, together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) So long as the TSA is in full force and effect, upon substantial consummation of a Plan, subject to the satisfaction, or waiver, of the conditions set forth in each of such Plan and the Exit Term Loan Credit Agreement and otherwise substantially in accordance with the terms and conditions set forth in the Exit Term Loan Credit Agreement, and notwithstanding anything to the contrary herein or in any of the other Loan Documents, the Lenders and the Loan Parties acknowledge and agree that the Loans and other Obligations hereunder and under the other Loan Documents shall be continued and/or converted into an exit term facility financing (the “Exit Conversion”) as contemplated by the TSA and such Plan, subject to approval of the Exit Term Loan Credit Agreement by the Bankruptcy Court, in an amount equal to the outstanding amounts under this Agreement. Subject to the satisfaction or waiver by the Required DIP Lenders of the conditions contained in the Exit Term Loan Credit Agreement, each Lender, severally and not jointly, hereby agrees to continue and/or convert (without any further action on the part of such Lender) its Loans hereunder outstanding on the substantial consummation of the Plan as loans and obligations (the “Exit Term Loan Facility”) under, and subject entirely and exclusively to the terms and provisions of, the Plan, the TSA and the definitive documentation to be agreed by the Borrower and the Required DIP Lenders (including a credit agreement governing the continuation and conversion of the Loans (the “Exit Term Loan Credit Agreement”)) and related documentation to the extent that such documentation is substantially consistent with the TSA and otherwise in form and substance reasonably satisfactory to the Required DIP Lenders and the Borrower and, with respect to operational and agency provisions and insofar as such terms affect the DIP Agent or the administrative agent under the Exit Term Loan Credit Agreement (the “Exit Agent”), in their respective capacities as such, the Exit Agent and/or the DIP Agent.

SECTION 2.06 Interest.

(a) Subject to the provisions of Section 2.06(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Borrower shall pay interest on past due principal and other amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) [Reserved].

(d) In the case of any Converted Term Loan, in lieu of paying all accrued but unpaid interest on such Loans in cash, the Borrower shall pay the accrued but unpaid interest by capitalizing and adding such accrued but unpaid interest to (and thereby increasing) the principal amount of the Converted Term Loans outstanding hereunder on each such Interest Payment Date.

(e) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.07 Fees.

(a) The Borrower shall pay to the DIP Agent such fees as shall have been separately agreed upon in writing in the DIP Agent Fee Letter in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the DIP Agent).

(b) The Borrower agrees to pay to the initial Lender that is signatory to this Agreement on the Closing Date (the “Fronting Lender”), for its own account, the fronting fee in accordance with the Fronting Fee Letter.

(c) The Borrower agrees to pay to each DIP Backstop Party (as defined in the TSA) and each Tranche B DIP Lender, a back-stop fee (the “Backstop Fee”) in an amount equal to 20% of the DIP Loans to be paid in kind in the form of (i) if such Lender or its affiliates is a Pre-Petition Lender (x) the Borrower assuming the applicable Pre-Petition Obligations from Jo-Ann Stores, LLC, followed by (y) the Borrower satisfying such applicable Pre-Petition Obligations with an equivalent principal amount of such additional DIP Loans or (ii) if such Lender or its affiliates is not a Pre-Petition Lender (or to the extent any such Lender or its affiliates is a Pre-Petition Lender entitled to any Backstop Fee in excess of its Pre-Petition Obligations), additional DIP Loans (clause (i) and (ii) together, the “Initial PIK Backstop Term Loan”) on the date of entry of the Interim Order. For the avoidance of doubt, any Ad Hoc Group Lender (other than a DIP Backstop Party on the Petition Date) who funds their Incremental DIP Loan Commitment, shall be entitled to the Backstop Fee.

(d) Subject to the Final Order, the Borrower agrees to pay to each Tranche A DIP Lender and each Tranche B DIP Lender, a participation fee (the “Participation Fee”) as set forth in the TSA (or in a joinder to the TSA). The Participation Fee shall be fully earned by each such Lender on the date of the Final Order and shall be paid in the form of (x) if the Plan is approved by the Bankruptcy Court, New Equity Interests (as defined in the TSA) in an amount forth in the TSA (or a joinder to the TSA) on the Plan Effective Date or (y) if the Plan is not approved by the Bankruptcy Court, in kind in an aggregate principal amount of $28,000,000 effective as of the date of entry of an order denying Plan confirmation (this clause (y), if funded, the “Converted Participation Term Loan” and, together with the Initial PIK Backstop Term Loan, the “Converted Term Loans”).

SECTION 2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the DIP Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error, unless otherwise objected to by the Required DIP Lenders by a Direction of the Required DIP Lenders.

SECTION 2.09 Evidence of Indebtedness.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the DIP Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c) and proposed Section 1.163-5(b) (or any amended or successor versions), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the DIP Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the DIP Agent in respect of such matters, the accounts and records of the DIP Agent shall control in the absence of manifest error. Upon the request of any Lender made through the DIP Agent, the Borrower shall execute and deliver to such Lender (through the DIP Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the DIP Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the DIP Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.10 Payments Generally; DIP Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the DIP Agent, for the account of the respective Lenders to which such payment is owed, at the DIP Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The DIP Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the DIP Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(i) Funding by Lenders; Presumption by DIP Agent. Unless the DIP Agent shall have received notice from a Lender prior to the proposed date of a Borrowing of Term SOFR Loans (or, in the case of a Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the DIP Agent such Lender’s share of such Borrowing, the DIP Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the DIP Agent, then the applicable Lender and the Borrower severally agree to pay to the DIP Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the DIP Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the DIP Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the DIP Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the DIP Agent for the same or an overlapping period, the DIP Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Borrowing to the DIP Agent, then the amount so paid shall constitute such Lender’s Loan included in the Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the DIP Agent.

(ii) Payments by Borrower; Presumptions by DIP Agent. Unless the DIP Agent shall have received notice from the Borrower prior to the time at which any payment is due to the DIP Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the DIP Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that the DIP Agent makes for the account of the Lenders hereunder as to which the DIP Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the DIP Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the DIP Agent has for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the DIP Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the DIP Agent, at the greater of the Federal Funds Rate and a rate determined by the DIP Agent in accordance with banking industry rules on interbank compensation.

A notice of the DIP Agent to any Lender or the Borrower with respect to any amount owing under this subsection (a) shall be conclusive, absent manifest error.

(b) Failure to Satisfy Conditions Precedent. If any Lender makes available to the DIP Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the DIP Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the DIP Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to purchase its participation.

(d) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(e) Pre-Default Allocation of Payments. At all times when Section 2.10(f) does not apply and except as otherwise expressly provided herein, monies to be applied to the Obligations and the Pre-Petition Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows (subject, in all respects, to the Carve Out and the other terms of the DIP Order):

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs and fees and expenses of the DIP Agent Counsel payable under the Loan Documents) payable to the DIP Agent in its capacity as such pursuant to any Loan Document, until paid in full;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders pursuant to any Loan Document (including Attorney Costs and fees and expenses of Lender Advisors payable hereunder), ratably among them in proportion to the amounts described in this clause (ii) payable to them, until paid in full;

(iii) Third, to pay interest and principal due in respect of all Loans, until paid in full;

(iv) Fourth, to the payment of all other Obligations of the Loan Parties that are due and payable to the DIP Agent, the DIP Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the DIP Agent, the DIP Agent and the other Secured Parties on such date, until paid in full;

(v) Fifth, subject to the terms of the DIP Order and any applicable intercreditor agreement, to the Pre-Petition Administrative Agent for the payment of the Pre-Petition Obligations in accordance with the Pre-Petition Credit Agreement until paid in full; and

(vi) Last, the balance, if any, to the Borrower or as otherwise required by law.

Amounts shall be applied to each category of Obligations set forth above until paid in full thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.

(f) Post-Default Allocation of Payments. Notwithstanding anything herein to the contrary, after the occurrence and during the continuation of an Event of Default, the Required DIP Lenders may elect that monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall, to the extent elected by the Required DIP Lenders (in writing to the DIP Agent), be allocated as follows (subject, in all respects, to the Carve Out and the other terms of the DIP Order):

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs and fees and expenses of DIP Agent Counsel payable under the Loan Documents) payable to the DIP Agent pursuant to any Loan Document in their capacity as such, until paid in full;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders pursuant to any Loan Document (including Attorney Costs and fees and expenses of the Lender Advisors payable hereunder), ratably among them in proportion to the amounts described in this clause (ii) payable to them, until paid in full;

(iii) Third, to pay interest and principal due in respect of all Loans, until paid in full;

(iv) Fourth, to the payment of all other Obligations of the Loan Parties that are due and payable to the DIP Agent, the DIP Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the DIP Agent and the other Secured Parties on such date, until paid in full;

(v) Fifth, to pay any other Obligations until paid in full;

(vi) Sixth, to the Pre-Petition Administrative Agent for the payment of the Pre-Petition Obligations in accordance with the Pre-Petition Credit Agreement; and

(vii) Last, the balance, if any, after payment in full of the Obligations, to the Borrower or as otherwise required by any Laws.

Amounts shall be applied to each category of Obligations set forth above until paid in full thereof and then to the next category. The allocations set forth in this Section 2.10(f) may be changed by agreement among the DIP Agent and the Lenders without the consent of any Loan Party. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 2.10(f). For the avoidance of doubt, subject to the terms of any applicable intercreditor agreement, nothing contained in this Agreement shall relieve or waive payment of the Pre-Petition Obligations in accordance with the Pre-Petition Credit Agreement.

SECTION 2.11 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the DIP Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment of principal of or interest on such Loans, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The DIP Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.12 Incremental Borrowings.

(a) The Borrower may at any time or from time to time after the Closing Date, upon at least 5 Business Days’ notice to the DIP Agent (whereupon the DIP Agent shall promptly deliver a copy to each of the Lenders) and with the consent of the Required DIP Lenders, request a Borrowing of Incremental DIP Loans; provided that, at the time when any such Incremental DIP Loan is made (and after giving effect thereto), no Default or Event of Default shall exist. Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental DIP Loans shall not exceed $10,000,000. (a) The Incremental DIP Loans shall rank pari passu in right of payment and of security with the Initial DIP Loans, (b) the Incremental DIP Loans shall not mature earlier than the Maturity Date, (c) the Weighted Average Life to Maturity of any Incremental DIP Loans shall be no shorter than that of the Initial DIP Loans, (d) the interest rate margin applicable to the Incremental DIP Loans will be the same as the interest rate margin applicable to the Initial DIP Term Loans, (e) the representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects before and after the effectiveness of any Incremental Amendment referred to below and (f) all other terms of such Incremental DIP Loans shall have terms consistent with the terms of the Initial DIP Loans; provided that this Agreement is amended in a manner reasonably satisfactory to the DIP Agent (acting at the Direction of the Required DIP Lenders). Each notice from the Borrower pursuant to this Section 2.12 shall set forth the requested amount of the Incremental DIP Loans. Commitments in respect of Incremental DIP Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each DIP Lender agreeing to provide such Commitment, and the DIP Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such technical amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the DIP Agent and the Borrower, to effect the provisions of this Section 2.12. The effectiveness of (and, in the case of any Incremental Amendment for the Incremental DIP Loan, the Borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions described in this Section 2.12(a) and such other conditions as the parties thereto shall agree. The Borrower shall use the proceeds of the Incremental DIP Loans for any purpose not prohibited by this Agreement and in accordance with the Approved DIP Budget.

(b) This Section 2.12 shall supersede any provisions in Section 10.01 to the contrary.

SECTION 2.13 [Reserved].

SECTION 2.14 [Reserved].

SECTION 2.15 [Reserved].

SECTION 2.16 Super Priority Nature of Obligations and DIP Agent’s Liens; Payment of Obligations.

(a) The priority of the Obligations and the DIP Agent’s liens on the Collateral, claims and other interests shall be as set forth in the DIP Order.

(b) Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, the DIP Agent and the Lenders shall be entitled to immediate payment of such Obligations without application to or order of the Bankruptcy Court subject to (i) the provisions of the DIP Order and (ii) Section 2.05(b).

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(a) All sums payable by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to any Lender or the DIP Agent shall (except to the extent required by applicable Law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b) If any Loan Party or the DIP Agent is required by Law ((as determined in the good faith discretion of such Loan Party or the DIP Agent) to make any deduction or withholding on account of any Non-Excluded Tax or Other Taxes from any sum paid or payable by any Loan Party to any Lender or the DIP Agent under any of the Loan Documents: (i) the applicable Loan Party (if it is required to make the deduction or withholding) shall notify the DIP Agent of any such requirement or any change in any such requirement as soon as such Loan Party becomes aware of it; (ii) the applicable Loan Party or the DIP Agent, as applicable, shall make such deduction or withholding and pay to the relevant Governmental Authority, in accordance with applicable law, any such Non-Excluded Tax or Other Tax before the date on which penalties attach thereto; (iii) the sum payable to such Lender or the DIP Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding (including any deductions or withholdings attributable to any payments required to be made under this Section 3.01), the Lender or the DIP Agent (as applicable), receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within thirty days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Loan Party making such payments (if it is required to make the deduction or withholding) shall deliver to the applicable Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(c) Each Lender shall, at such times as are reasonably requested by the Borrower or the DIP Agent, provide the Borrower and the DIP Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the DIP Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.01(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the DIP Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the DIP Agent) or promptly notify the Borrower and the DIP Agent of its inability to do so.

Without limiting the foregoing:

(1) Each U.S. Lender shall deliver to the Borrower and the DIP Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Non-US Lender shall deliver to the Borrower and the DIP Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the DIP Agent) whichever of the following is applicable:

(A) two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E, as applicable, (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit I (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E, as applicable, (or any successor forms),

(D) to the extent a Non-US Lender is not the beneficial owner (for example, where the Non-US Lender is a partnership or a participating Lender), two properly completed duly signed original copies of IRS Form W-8IMY (or any successor forms) of the Non-US Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(c) if such beneficial owner were a Lender, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-US Lender on behalf of such beneficial owner), or

(E) two properly completed and duly signed executed copies of any other form prescribed by applicable U.S. federal income tax Laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(3) If a payment made to a Lender under any Loan Document may be subject to U.S. federal withholding tax imposed by Sections 1471 through 1474 of the Code (including any successor provisions), such Lender shall deliver to Borrower and the DIP Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the DIP Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the DIP Agent as may be necessary for the Borrower and the DIP Agent to comply with their obligations under Sections 1471 through 1474 of the Code and to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(d) In addition to the payments by a Loan Party required by Section 3.01(b), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(e) The Borrower shall indemnify each Lender and the DIP Agent (each a “Tax Indemnitee”), within 15 days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee that is imposed on or in respect of any payment under or with respect to any Loan Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01), in each case, including any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the DIP Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(f) If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes or Other Taxes in respect of which it has received additional payments under this Section 3.01, then such Tax Indemnitee shall pay to the relevant Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over by the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Tax Indemnitee be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Tax Indemnitee in a less favorable net after-Tax position than the Tax Indemnitee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) In the event that a Loan Party makes an indemnification payment to a Tax Indemnitee with respect to Non-Excluded Taxes or Other Taxes pursuant to subsection (e) of this Section 3.01 or a Loan Party is required to repay to a Tax Indemnitee an amount in respect of a refund of any Non-Excluded Taxes or Other Taxes previously paid over to such Loan Party pursuant to subsection (f) of this Section 3.01, such Tax Indemnitee shall reasonably cooperate with all reasonable requests of such Loan Party, at the sole expense of such Loan Party, if (i) in the reasonable judgment of the Tax Indemnitee such cooperation shall not subject such Tax Indemnitee, as the case may be, to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to such Tax Indemnitee and (ii) there is a reasonable basis for such Loan Party to contest with the applicable Governmental Authority the imposition of such Non-Excluded Taxes or Other Taxes or the repayment of such refund. Any resulting refund shall be governed by Section 3.01(f). This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h) On or before the date the DIP Agent becomes a party to this Agreement, the DIP Agent shall provide to the Borrower two duly properly completed and duly signed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) with respect to payments received for its own account, IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the DIP Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower or promptly notify the Borrower of its legal ineligibility to do so.

(i) Each party’s obligations under this Section shall survive the resignation or replacement of the DIP Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the DIP Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the DIP Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the DIP Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower may revoke any pending request for the Borrowing of or conversion to Term SOFR Loans and shall, upon demand from such Lender (with a copy to the DIP Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the DIP Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR component of the Base Rate with respect to any Base Rate Loans, the DIP Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the DIP Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

SECTION 3.03 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or a conversion to, (i) the DIP Agent determines that (A) Dollar deposits are not being offered to banks in the relevant interbank market for the applicable amount and Interest Period for such Term SOFR Loans, or (B) (x) adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.03(c) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Required DIP Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term SOFR Loan, the DIP Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the DIP Agent (or, in the case of a determination by the Required DIP Lenders described in clause (ii) of this Section 3.03(a), until the DIP Agent upon instruction of the Required DIP Lenders) revokes such notice.

Upon receipt of such notice, the Borrower may revoke any pending request for the Borrowing of or conversion to Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b) Notwithstanding the foregoing, if the DIP Agent has made the determination described in Section 3.03(a)(i), the DIP Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the DIP Agent revokes the notice delivered with respect to the Impacted Loans under the first sentence of Section 3.03(a)(i), (ii) the Required DIP Lenders notify the DIP Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the DIP Agent and the Borrower written notice thereof.

(c) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Required DIP Lenders notify the DIP Agent (with Required DIP Lenders a copy to the Borrower) (after which the DIP Agent will promptly notify each Lender) that the Required DIP Lenders have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the DIP Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the DIP Agent (acting at the Direction of the Required DIP Lenders), that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(iii) the administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of Term SOFR are no longer representative; or

(iv) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace Term SOFR, then, in the case of clauses (i)-(iii) above, on a date and time determined by the DIP Agent in consultation with the Borrower (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any day of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the Related Adjustment for any payment period for interest calculated that can be determined by the DIP Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”); and in the case of clause (iv) above, the Borrower and DIP Agent may amend this Agreement solely for the purpose of replacing Term SOFR under this Agreement and under any other Loan Document in accordance with the definition of “Successor Rate” and such amendment will become effective at 5:00 p.m., on the fifth Business Day after the DIP Agent shall have notified all Lenders and the Borrower of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Lenders comprising the Required DIP Lenders have delivered to the DIP Agent written notice that such Required DIP Lenders object to the implementation of a Successor Rate pursuant to such clause.

The DIP Agent will promptly (in one or more notices) notify the Borrower and each Lender of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a Term SOFR Replacement Date and (z) the Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the DIP Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the DIP Agent (acting at the Direction of the Required DIP Lenders).

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.75%, the Successor Rate will be deemed to be 0.75% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the DIP Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the DIP Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

If the events or circumstances of the type described in 3.03(c)(i)-(iii) have occurred with respect to the Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “Successor Rate”.

(d) Notwithstanding anything to the contrary herein, (i) after any such determination by the DIP Agent or receipt by the DIP Agent of any such notice described under Section 3.03(c)(i)-(iii), as applicable, if the DIP Agent (acting at the Direction of the Required DIP Lenders) determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, (ii) if the events or circumstances described in Section 3.03(c)(iv) have occurred but Daily Simple SOFR is not available, or (iii) if the events or circumstances of the type described in Section 3.03(c)(i)-(iii) have occurred with respect to the Successor Rate then in effect and the DIP Agent (acting at the Direction of the Required DIP Lenders) determines that Daily Simple SOFR is not available, then in each case, the DIP Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the DIP Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the DIP Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required DIP Lenders have delivered to the DIP Agent written notice that such Required DIP Lenders object to such amendment.

(e) If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no Successor Rate has been determined in accordance with clauses (c) or (d) of this Section 3.03 and the circumstances under clauses (c)(i) or (c)(iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the DIP Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans shall be suspended, (to the extent of the affected Term SOFR Loans, Interest Periods, interest payment dates or payment periods), and (y) the Term SOFR component shall no longer be utilized in determining the Base Rate, until the Successor Rate has been determined in accordance with clauses (c) or (d). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of or conversion to Term SOFR Loans (to the extent of the affected Term SOFR Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Term SOFR Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Term SOFR Loan made by it (except for (x) any Taxes described in clauses (c) through (e) of the definition of Excluded Tax, (y) any Non-Excluded Taxes or Other Taxes indemnifiable or otherwise paid under Section 3.01, or (z) Connection Income Taxes); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender that is not otherwise accounted for in this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Term SOFR (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the DIP Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the DIP Agent), the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the DIP Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Term SOFR Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(b) Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the DIP Agent), suspend the obligation of such Lender to make or continue Term SOFR Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Term SOFR Loans, until the event or condition giving rise to such request ceases to be in effect(in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) Conversion of Term SOFR Loans. If any Lender gives notice to the Borrower (with a copy to the DIP Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Term SOFR Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07 Replacement of Lenders under Certain Circumstances. If (i) any Lender requests compensation under Section 3.04 or ceases to make Term SOFR Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Non-Consenting Lender or (iv) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the DIP Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees, that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the DIP Agent the assignment fee specified in Section 10.07(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or DIP Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d) the Eligible Assignee, shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(f) such assignment does not conflict with applicable Laws.

In the event that (i) the Borrower or the DIP Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender or all affected Lenders and (iii) the Required DIP Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the DIP Agent.

ARTICLE IV

Conditions Precedent

SECTION 4.01 Conditions to Closing Date. The effectiveness of this Agreement and the obligation of each Lender to make its Interim Term Loan Commitment and the Interim Term Loans on the Closing Date is subject solely to the satisfaction of the following conditions precedent (or waiver of such conditions precedent in accordance with Section 10.01):

(a) The DIP Agent’s receipt of the following, each of which shall be original, .pdf or facsimile copies or delivered by other electronic method unless otherwise specified, each properly executed (if applicable) by a Responsible Officer of each signing Loan Party, each in form and substance reasonably satisfactory to the DIP Agent and the Required DIP Lenders:

(i) executed counterparts of this Agreement and the Guaranty; and

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date.

(b) The Interim Order shall have been entered by the Bankruptcy Court and shall be in form and substance reasonably acceptable to the DIP Agent and the Lenders, including providing for the superpriority of the DIP Agent’s and the Lenders’ claims in accordance with the TSA and the terms of the Interim Order (subject to the priority scheme described therein), and shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended following its entry in any manner adverse to the DIP Agent or the Lenders without the prior written consent of the Required DIP Lenders or the DIP Agent (acting at the Direction of the Required DIP Lenders).

(c) (i) A certificate of each Loan Party, each dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that (1) attached thereto is a true and complete copy of the certificate or articles of incorporation, formation or organization (or equivalent) of such Loan Party certified by the relevant authority of its jurisdiction of organization (to the extent reasonably available in the applicable jurisdiction), (2) the certificate or articles of incorporation, formation or organization (or equivalent) of such Loan Party attached thereto have not been amended (except as attached thereto) since the date reflected thereon, (3) attached thereto is a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party (if applicable), together with all amendments thereto as of the Closing Date, and such by-laws or operating, management, partnership or similar agreement are in full force and effect as of the Closing Date and (4) attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate as of a recent date for each Loan Party from the relevant authority of its jurisdiction of organization (to the extent applicable in such jurisdiction).

(d) The DIP Agent shall have received a certificate, dated the Closing Date and executed by a Responsible Officer of the Borrower, certifying as to the satisfaction of the conditions set forth in Sections 4.01(i) and (j).

(e) The TSA shall be in full force and effect and no default by any of the Loan Parties shall have occurred and be continuing (with all applicable grace periods having expired) under the TSA.

(f) The Petition Date shall have occurred and each Debtor shall be a debtor and debtor-in-possession in the Chapter 11 Cases.

(g) All fees and expenses required to be paid hereunder, under the TSA (including reimbursement or payment of all out-of-pocket expenses (including the fees and expenses of the Lender Advisors, including the Specified Lender Advisors, as counsel to the Ad Hoc Group of Lenders, the DIP Agent Counsel, and the fees and expenses of any local counsel, regulatory counsel, or other counsel of the Lenders or the Ad Hoc Group of Lenders)) (and, with respect to expenses, to the extent invoiced at least one (1) Business Day before the Closing Date (except as otherwise reasonably agreed by the Borrower)) shall have been paid on or prior to, or will be paid on, the Closing Date or will be paid from or offset against the proceeds of the initial funding under the DIP Facility.

(h) The DIP Agent shall have received at least two (2) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the DIP Agent at least four (4) Business Days prior to the Closing Date and as determined by the DIP Agent to be required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(i) The representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality or “Material Adverse Effect”), in each case, on and as of the Closing Date (unless such representations and warranties relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date (or in all respects, if qualified by materiality or “Material Adverse Effect”)).

(j) At the time of and immediately after giving effect to the making of such Loan, no Event of Default has occurred and is continuing.

(k) The DIP Agent and the Lenders shall have received the Approved DIP Budget, in form and substance reasonably satisfactory to the Required DIP Lenders (for the avoidance of doubt, the budget set forth as Schedule 6.16 has been approved by the Required DIP Lenders).

(l) The DIP Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

(m) The DIP Agent and the Fronting Lender shall have received the Flow of Funds Statement.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the DIP Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02 Conditions to Final Funding. In addition to the conditions set forth in Section 4.01 (all of which shall be conditions hereto as well), the Borrowing on the Final Funding Date is subject to satisfaction or waiver of the following additional conditions precedent:

(a) The DIP Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

(b) The DIP Agent and the Fronting Lender shall have received the Flow of Funds Statement.

(c) The Bankruptcy Court shall have entered the Final Order, which shall not have been reversed, stayed, vacated or otherwise subsequently modified or amended absent prior written consent of the DIP Agent (at the Direction of the Required DIP Lenders) (and with respect to any provisions that affect the rights or duties of the DIP Agent, the DIP Agent).

(d) The DIP Agent and each Lender shall have received the Approved DIP Budget, in form and substance satisfactory to the Required DIP Lenders.

(e) The Borrower shall be in compliance in all respects with the Milestones.

(f) No motion, pleading or application seeking relief affecting the provision of the financing contemplated hereunder in a manner that is adverse to the Lenders, in their capacities as such, shall have been filed in the Bankruptcy Court by any Loan Party without the prior written consent of the Required DIP Lenders.

The acceptance by the Borrower of the Loans on the Final Funding Date shall conclusively be deemed to constitute a representation by the Borrower that each of the conditions precedent set forth in Sections 4.01 and 4.02 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by the applicable relevant Person; provided, however, that the making of any such (regardless of whether the lack of satisfaction was known or unknown at the time), shall not be deemed a modification or waiver by the DIP Agent, any Lender or other Secured Party of the provisions of this Article 4 on any future occasion or operate as a waiver of (i) the right of DIP Agent and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding or issuance, (ii) any Default or Event of Default due to such failure of conditions or otherwise or (iii) any rights of DIP Agent or any Lender as a result of any such failure of the Loan Parties to comply.

ARTICLE V

Representations and Warranties

In order to induce the DIP Agent and the Lenders to enter into this Agreement and to furnish the Loans hereunder, each of the Loan Parties and their Subsidiaries represent and warrant to the DIP Agent and the Lenders on the Closing Date, the Final Funding Date (to the extent to be true and correct for such Borrowing, as applicable, pursuant to Article 4) that:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) subject to the entry of the DIP Order, and subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code, has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) subject to the entry of the DIP Order, is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) subject to the entry of DIP Order, and subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code, is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(b) Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party (i) contravene the terms of any of such Person’s Organization Documents, (ii) subject to the entry of the DIP Order, result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Subsidiaries (other than as permitted by Section 7.01, including the DIP Order, any restrictions arising on account of such Loan Party’s status as a “debtor” under the Bankruptcy Code) under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) subject to the entry of the Interim Order or Final Order, as applicable, violate any applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.03 Governmental Authorization. Except for the entry of, or pursuant to the terms of, the DIP Order, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Upon entry by the Bankruptcy Court of the DIP Order, this Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(a) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b) Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries, copies of which have been furnished to the DIP Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

SECTION 5.06 Litigation. Except for the Chapter 11 Cases, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of their Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower, threatened and (b) since February 3, 2018, hours worked by and payment made based on hours worked to employees of each of the Borrower or its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08 Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries and their respective operations is in compliance with all applicable Environmental Laws (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Subsidiaries has become subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or any other Environmental Liability.

(b) None of the Loan Parties or any of their respective Subsidiaries has released, treated, stored, transported, arranged for transport or disposed of Hazardous Materials at or from any currently or formerly owned or operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 Taxes. Holdings, the Borrower and their Subsidiaries have filed all federal, state, local, foreign and other Tax returns and reports required to be filed, and have paid all federal, state, local, foreign and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets or otherwise due and payable (including in its capacity as a withholding agent), except those (a) which are being contested in good faith by appropriate proceedings diligently conducted that stay the enforcement of the Tax in question and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. There is no proposed Tax assessment, Tax deficiency or other Tax claim against Holdings, Borrower or any of its Subsidiaries except (i) those being actively contested by Holdings, Borrower or such Subsidiary in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the Tax in question and for which adequate reserves have been provided in accordance with GAAP or the nonpayment of which is required under the Bankruptcy Code or (ii) those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or is excused by the Bankruptcy Court or as a result of the filing of the Chapter 11 Cases.

SECTION 5.11 ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and (v) neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be insolvent or endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except where noncompliance or the incurrence of an obligation would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders, and neither Holdings nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12 Subsidiaries. Neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in Holdings, the Borrower and the Subsidiaries have been validly issued and are fully paid and (if applicable) nonassessable, and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all security interests of any person except (i) those created under the Collateral Documents or under the Pre-Petition Credit Agreement and the ABL Facilities Documentation (which Liens shall be subject to the ABL Intercreditor Agreement) and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary the Equity Interests of which are required to be pledged on the Closing Date.

SECTION 5.13 Margin Regulations; Investment Company Act.

(a) As of the Closing Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Borrowing will be used for any purpose that violates Regulation U.

(b) Neither the Borrower nor any Guarantor is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure. None of the information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to the DIP Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.14, such information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries have good and marketable title to, or a valid license or right to use, all material patents, trademarks, service marks, trade names, copyrights, technology, software, know-how, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of its Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any IP Rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16 [Reserved].

SECTION 5.17 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

SECTION 5.18 USA PATRIOT Act. To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act and (iii) the Beneficial Ownership Regulation. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or other similar anti-corruption legislation in any jurisdiction.

SECTION 5.19 Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents, are effective to create in favor of the DIP Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01 and subject to the DIP Order) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

SECTION 5.20 Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

SECTION 5.21 Affected Financial Institution. No Loan Party is an Affected Financial Institution.

ARTICLE VI

Affirmative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that, until the Discharge of DIP Obligations has occurred, unless the Required DIP Lenders shall otherwise consent in writing, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of their Subsidiaries to:

SECTION 6.01 Financial Statements. Deliver to the DIP Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower commencing with the fiscal year ending February 3, 2024, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto (and, so long as provided to the holders of the Borrower’s or any of its direct or indirect parent companies’ debt securities, management’s discussion and analysis describing results of operations), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended April 4, 2024), a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) condensed consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes (together with and, so long as provided to the holders of the Borrower’s or any of its direct or indirect parent companies’ debt securities’ management’s discussion and analysis describing results of operations);

(c) as soon as available, but in any event not later than the twentieth (20th) day after the end of each fiscal month ended after the Closing Date, an unaudited financial summary of the financial performance, and unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(d) [reserved];

(e) quarterly, at a time mutually agreed with the DIP Agent that is promptly after the delivery of the information required pursuant to clause (a) above and the information delivered pursuant to clause (b) above for each fiscal quarter, participate in a conference call for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered, which requirement may be satisfied by including the Lenders and the DIP Agent on quarterly conference calls with the lenders under the ABL Facilities or any other debt or equity securities of the Borrower or any of its direct or indirect parent companies; and

(f) deliver to the DIP Agent and the Lender Advisors copies of all monthly reports, projections, or other written information with respect to each of the Loan Parties’ business or financial condition or prospects (as well as all pleadings, motions, applications and judicial information) filed by or on behalf of the Borrower with the Bankruptcy Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case), at the time such document is filed with the Bankruptcy Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case); provided, however, that such reports, projections, or other written information required to be delivered pursuant to this clause (i) shall be deemed delivered to the DIP Agent and the Lender Advisors for purposes of this Agreement when such reports, projections or other written information is filed with the Bankruptcy Court;

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower that, directly or indirectly, holds all of the Equity Interests of the Borrower or (B) the Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

SECTION 6.02 Certificates; Other Information. Deliver to the DIP Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief financial officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings or the Borrower or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the DIP Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the DIP Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the ABL Credit Agreement or the Pre-Petition Credit Agreement, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the DIP Agent pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.03(b); and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the DIP Agent may from time to time on its own behalf or on behalf of any Lender reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the DIP Agent have access (whether a commercial, third-party website or whether sponsored by the DIP Agent); provided that (i) upon written request by the DIP Agent, the Borrower shall deliver paper copies of such documents to the DIP Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the DIP Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the DIP Agent of the posting of any such documents and provide to the DIP Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the DIP Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the DIP Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the DIP Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the DIP Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 6.03 Notices. Promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof, notify the DIP Agent:

(a) of the occurrence of any Default; and

(b) of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case referred to in clauses (i), (ii) or (iii), that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04 Payment of Taxes. Timely pay, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax or claim need be paid (i) if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim or (ii) the nonpayment of which is required under the Bankruptcy Code.

SECTION 6.05 Preservation of Existence, Etc. (a) Subject to any necessary Bankruptcy Court approval, preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (a) or (b) to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.

SECTION 6.06 Maintenance of Properties. Except (i) pursuant to any necessary Bankruptcy Court approval, or (ii) if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 6.07 Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the DIP Agent (acting at the Direction of the Required DIP Lenders), information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall as appropriate, (i) name the DIP Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the DIP Agent, on behalf of the Lenders as the loss payee thereunder.

SECTION 6.08 Compliance with Laws. Subject to the DIP Order, comply in all material respects with its Organization Documents and the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority (including any order of the Bankruptcy Court) applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or such Subsidiary, as the case may be.

SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the DIP Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the DIP Agent on behalf of the Lenders may exercise rights of the DIP Agent and the Lenders under this Section 6.10 and the DIP Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the DIP Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The DIP Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the DIP Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11 Covenant to Guarantee Obligations and Give Security. If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date and such Subsidiary becomes a Debtor under the Chapter 11 Cases, within 5 Business Days after the date such Subsidiary becomes a Debtor under the Chapter 11 Cases, notify the DIP Agent thereof and cause the Subsidiary to become a Subsidiary Guarantor and to grant Liens to secure the Obligations hereunder pursuant to documentation reasonably satisfactory to the Required DIP Lenders. The Borrower shall and shall cause the Guarantors to take any and all actions reasonably requested by the DIP Agent or Required DIP Lenders that they deem necessary or advisable to obtain or maintain a valid and perfected Lien with respect to the Collateral, all at the expense of the Loan Parties. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Subsidiary of any Debtor that is not a Debtor shall be required to become a Guarantor or Loan Party under the Loan Documents.

SECTION 6.12 Compliance with Environmental Laws. Except, in each case, (i) pursuant to any necessary Bankruptcy Court Approval, or (ii) to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 6.13 Further Assurances. Promptly upon request of the DIP Agent (acting at the Direction of the Required DIP Lenders) and subject to the terms and provisions of the DIP Order and the Loan Documents:

(a) Holdings and the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments, and take all such further actions (including the filing and recordation of financing statements, fixture filings, mortgages and/or amendments thereto and other documents), that may be required under any applicable law and which the DIP Agent (acting at the Direction of the Required DIP Lenders) may reasonably request to ensure the creation, perfection and priority of the Liens created or intended to be created under the DIP Order, all at the expense of the relevant Loan Parties.

(b) Holdings and the Borrower will, and will cause each other Loan Party to, correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral.

(c) If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date and if such Subsidiary becomes a Debtor under the Chapter 11 Cases, within 5 Business Days after the date such Subsidiary becomes a Debtor under the Chapter 11 Cases (or such longer period as the DIP Agent may agree (acting at the Direction of the Required DIP Lenders)), notify the DIP Agent thereof and, cause such Subsidiary to become a Subsidiary Guarantor and to grant Liens to secure the Obligations hereunder pursuant to documentation reasonably satisfactory to the Required DIP Lenders.

SECTION 6.14 [Reserved].

SECTION 6.15 Maintenance of Ratings. Use commercially reasonable efforts to obtain maintain (i) a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and (ii) a public rating in respect of the Loans from each of S&P and Moody’s, on or prior to the date that is 30 days after the Petition Date, and shall begin the process of requesting such ratings no later than 5 Business Days after the Petition Date; provided that no particular ratings shall be required.

SECTION 6.16 Approved DIP Budget and Variance Reporting.

(a) The Debtors shall deliver to the DIP Agent and the Lender Advisors an updated budget on the date that is four weeks after the date the prior Approved DIP Budget was delivered (a “Subsequent DIP Budget”), which shall be in form and substance satisfactory to DIP Agent (at the direction of the Required DIP Lenders), which satisfaction may be communicated via an email from each of the Lender Advisors. When such Subsequent DIP Budget is approved in accordance with the DIP Order, such Subsequent DIP Budget shall be deemed to constitute the “Approved DIP Budget” for purposes of this Agreement with the most recently delivered budget constituting the “Approved DIP Budget”. In the event the conditions for the most recently delivered Subsequent DIP Budget to constitute an “Approved DIP Budget” are not met as set forth herein, the prior Approved DIP Budget shall remain in full force and effect.

(b) On or before 5:00 p.m. (prevailing Eastern time) on the Thursday after each Testing Date, the Debtors shall deliver to the DIP Agent and the Lender Advisors a variance report/reconciliation in form and substance reasonably satisfactory to the DIP Agent in accordance with the DIP Order.

SECTION 6.17 Milestones. By the times and dates set forth below (as any such time and date may be extended with the consent of the DIP Agent (at the Direction of the Required DIP Lenders), each a “Milestone”) cause the following to occur; provided that where used in this Section 6.17, any “delivery” required by this Section 6.17 shall require delivery to the DIP Agent (which shall promptly furnish to each of the Lenders and the Specified Lender Advisors, as well as to any other Person specified below):

(a) By no later than three (3) days following the Petition Date, the Debtors shall have filed the First Day Pleadings, the DIP/Cash Collateral Motion, the Plan, Disclosure Statement, and Disclosure Statement Motion seeking conditional entry of the Disclosure Statement Order (in each case, as defined in the TSA).

(b) By no later than five (5) Business Days following the Petition Date, the Bankruptcy Court shall enter the Interim Order.

(c) By no later than thirty-five (35) days following the Petition Date, the Bankruptcy Court shall enter the Final Order, in form and substance reasonably acceptable to the Required DIP Lenders.

(d) By no later than 50 days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order (on a final basis) and the Confirmation Order (which may be one order of the Bankruptcy Court).

(e) By no later than ten (10) days following the entry of the Confirmation Order, the Transactions (as defined in the TSA) shall have been consummated and the Plan Effective Date shall have occurred.

SECTION 6.18 Additional Bankruptcy Matters. Promptly provide the DIP Agent, the Lenders and the Specified Lender Advisors with updates of any material developments in connection with the Loan Parties’ efforts under the Chapter 11 Cases and documents related thereto.

SECTION 6.19 Debtor-in-Possession Obligations. Comply in a timely manner with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the Bankruptcy Rules, the DIP Order, and any other order of the Bankruptcy Court. Give, on a timely basis as specified in the applicable DIP Order, all notices required to be given to all parties specified in such DIP Order.

SECTION 6.20 Weekly Calls and Status Update Calls.

(a) At the request of the Specified Lender Advisors, weekly calls between the Specified Lender Advisors and the management of the Borrower, which call shall, among other things, provide an update as to critical vendors and associated disbursements; and

(b) At the request of the Specified Lender Advisors, from and after the Petition Date through the Maturity Date, the Borrower shall hold a weekly meeting (at a mutually agreeable location and time or telephonically) with the management of the Borrower and the Specified Lender Advisors, which meeting, at the discretion of the Lender Advisors, may include Lenders; provided, that the Specified Lender Advisors shall (i) communicate the participants to the Borrower in advance of such call or meeting and (ii) provide an agenda in advance of such call or meeting (which exercise of discretion may be communicated via an email from either of the Specified Lender Advisors) regarding the financing results, operations, compliance of the Loan Parties and developments in the Chapter 11 Cases, including the negotiation of customer agreements; provided, that any such meeting may be combined with such telephone conference outlined in Section 6.20(a) hereof.

SECTION 6.21 [Reserved].

SECTION 6.22 Cash Collateral. Maintain the cash management of the Loan Parties in accordance in all material respects with the Cash Management Order.

ARTICLE VII

Negative Covenants

Until the Discharge of DIP Obligations has occurred, each of Holdings and the Borrower shall not (and, with respect to Section 7.13, only Holdings shall not), nor shall Holdings or the Borrower permit any Subsidiary to:

SECTION 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the Closing Date and set forth on Schedule 7.01(b);

(c) Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose;

(h) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(g);

(i) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(i) or Section 7.02(n) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred pursuant to Section 7.03(b);

(o) Liens in favor of the Borrower or a Subsidiary securing Indebtedness permitted under Section 7.03(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Closing Date; provided that (i) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property of such acquired Subsidiary), and (ii) the Indebtedness secured thereby is permitted under Section 7.03(e);

(q) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized Leases) or licenses entered into by the Borrower or any of the Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any of the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower or any of the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Subsidiaries in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;

(v) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(w) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) Liens securing obligations in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement (in each case, as defined in the ABL Credit Agreement) permitted under Section 7.03(r)(ii) that are subject to the ABL Intercreditor Agreement;

(z) [reserved];

(aa) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(bb) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (p) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(e), and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(cc) [reserved];

(dd) Liens or rights of setoff against credit balances of the Borrower or any of its Subsidiaries with credit card issuers or credit card processors on amounts owing by such credit card issuers or credit card processors to the Borrower or any of its Subsidiaries in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of any Borrower or any of its Subsidiaries pursuant to the credit card agreements in effect on the Closing Date or as subsequently amended in any manner not materially adverse to the Lenders, to secure the obligations of the Borrower or any of its Subsidiaries to the credit card issuers or credit card processors as a result of fees and chargebacks;

(ee) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; and

(ff) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises.

SECTION 7.02 Investments. Make or hold any Investments, except:

(a) Investments by Holdings, the Borrower or any of the Subsidiaries in assets that are Cash Equivalents;

(b) loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Borrower or any of the Subsidiaries in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to Holdings in cash), in an aggregate principal amount outstanding under clauses (i) through (iii) not to exceed $1,000,000;

(c) Investments (i) by (A) Holdings in any Loan Party and (B) the Borrower or any Subsidiary that is a Loan Party in the Borrower or any Subsidiary that is a Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Subsidiary, (iii) by any Non-Loan Party in the Borrower or any Subsidiary that is a Loan Party and (iv) by any Loan Party in any Non-Loan Party that is a Subsidiary; provided that the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed at any time outstanding the greater of $1,000,000.

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Section 7.01, 7.03 (other than Section 7.03(c)(ii) or (d)), 7.04 (other than Section 7.04(c)(ii) or (f)), 7.05 (other than Section 7.05(d)(ii) or (e)) and 7.06 (other than Section 7.06(d) or (g)(iv)), respectively;

(f) Investments existing on the Closing Date, set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(f) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 7.05;

(i) [reserved];

(j) [reserved];

(k) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment;

(m) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 7.06(g);

(n) Investments that do not exceed in the aggregate at any time outstanding $500,000;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) [reserved];

(q) [reserved]; and

(r) Guarantees by the Borrower or any of the Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

Notwithstanding anything to the contrary set forth in this Section 7.02, no Loan Party shall make any Investment in any Subsidiary (other than another Loan Party) if the consideration paid by such Loan Party to such Subsidiary (other than a Loan Party) in respect of such Investment constitutes Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business. For the avoidance of doubt, no investments shall be permitted pursuant to this Section 7.02 unless permitted by the Approved DIP Budget.

SECTION 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, other than:

(a) Indebtedness under the Loan Documents;

(b) (i) Indebtedness existing on the Closing Date set forth on Schedule 7.03(b) and (ii) intercompany Indebtedness outstanding on the Closing Date; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Intercompany Subordination Agreement;

(c) (i) Guarantees by Holdings, the Borrower and the Subsidiaries in respect of Indebtedness of the Borrower or any of the Subsidiaries otherwise permitted hereunder (except that a Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Subsidiary could not otherwise incur under this Section 7.03); provided that if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (ii) any Guaranty by a Loan Party of Indebtedness of a Subsidiary that would have been permitted as an Investment by such Loan Party in such Subsidiary under Section 7.02(c);

(d) Indebtedness of the Borrower or any of the Subsidiaries owing to the Borrower or any other Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the Intercompany Subordination Agreement;

(e) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) of the Borrower and the Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement in an aggregate principal amount pursuant to this clause (e) not to exceed $2,000,000;

(f) Indebtedness in respect of Swap Contracts designed to hedge against Holdings’, the Borrower’s or any Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g) [reserved];

(h) [reserved];

(i) Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(j) [reserved];

(k) Indebtedness incurred by the Borrower or any of the Subsidiaries in any Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of the Borrower and the Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with any Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any of the Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) (i) Indebtedness in an aggregate principal amount not to exceed the amounts outstanding (including undrawn commitments) under the ABL Credit Agreement as in effect on the Closing Date and (ii) the amount of obligations in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement (in each case, as defined in the ABL Credit Agreement) outstanding as of the Closing Date and not incurred in violation of Section 7.03(f);

(r) [reserved];

(s) [reserved];

(t) [reserved];

(u) [reserved];

(v) Indebtedness in respect of letters of credit issued prior to the Closing Date for the account of any of the Subsidiaries of Holdings to finance the purchase of inventory so long as such Indebtedness is unsecured and (y) the aggregate principal amount of such Indebtedness does not exceed the amount outstanding on the Closing Date,

(w) [reserved]; and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.

Notwithstanding the foregoing, no Subsidiary that is a Non-Loan Party will guarantee any Indebtedness for borrowed money of a Loan Party unless such Subsidiary becomes a Guarantor.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The accrual of interest, the accretion of original issue discount and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Notwithstanding anything to the contrary contained in this Agreement, Indebtedness incurred pursuant to the ABL Facilities may only be incurred pursuant to Section 7.03(r).

SECTION 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) Holdings or any Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia and (z) in the case of a merger or consolidation of Holdings with and into the Borrower, Holdings shall not be an obligor in respect of any Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement, shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower and, after giving effect to such merger or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the DIP Agent (acting at the Direction of the Required DIP Lenders);

(b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary of the Borrower that is not a Loan Party, (ii) any Subsidiary may merge or consolidate with or into any other Subsidiary of the Borrower that is a Loan Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted and (iv) any Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders, provided, in the case of clauses (ii) through (iv), that (A) no Event of Default shall result therefrom, (B) no Change of Control shall result therefrom and (C) the surviving Person (or, with respect to clause (iv), the Person who receives the assets of such dissolving or liquidated Subsidiary that is a Guarantor) shall be a Loan Party;

(c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) such Investment must be a permitted Investment in a Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e));

(d) [reserved];

(e) [reserved];

(f) so long as no Default exists or would result therefrom, any Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); provided that the continuing or surviving Person shall be the Borrower or a Subsidiary, which together with each of its Subsidiaries, shall have complied with the applicable requirements of Section 6.11;

(g) [reserved]; and

(h) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

SECTION 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, worn-out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Subsidiaries;

(b) Dispositions of inventory and goods held for sale in the ordinary course of business;

(c) [reserved];

(d) Dispositions of property to the Borrower or a Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) such Investment must be a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 7.02 (other than Section 7.02(e));

(e) Dispositions permitted by Sections 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(h)) and 7.06 (other than Section 7.06(d)) and Liens permitted by Section 7.01 (other than Section 7.01(m)(ii));

(f) [reserved];

(g) Dispositions of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) [reserved];

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(m) [reserved];

(n) [reserved];

(o) [reserved];

(p) the unwinding of any Swap Contract;

(q) sales or other dispositions by the Borrower or any Subsidiary of assets in connection with the closing or sale of a Store (including a factory Store) in the ordinary course of business of the Borrower and its Subsidiaries, which consist of leasehold interests in the premises of such Store, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such Store; provided that as to each and all such sales and closings, (A) no Event of Default shall result therefrom and (B) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s-length transaction;

(r) bulk sales or other Dispositions of the inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length;

(s) [reserved]; and

(t) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any IP Rights;

provided that (i) no Loan Party shall make any Disposition of Material Intellectual Property to any Subsidiary (other than another Loan Party); provided that nothing in this clause (i) shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business, and (ii) any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i), (k), (p) and (t) and except for Dispositions from the Borrower or a Subsidiary that is a Loan Party to the Borrower or a Subsidiary that is a Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the DIP Agent (acting at the Direction of the Required DIP Lenders), upon the certification by the Borrower that such Disposition is permitted by this Agreement, the DIP Agent (acting at the Direction of the Required DIP Lenders) shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Subsidiary may make Restricted Payments to the Borrower and to its other Subsidiaries;

(b) [reserved];

(c) [reserved];

(d) to the extent constituting Restricted Payments, Holdings, the Borrower and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(e)), 7.04 (other than a merger or consolidation of Holdings and the Borrower) or 7.08 (other than Section 7.08(a), (j), (k) or (r));

(e) [reserved];

(f) [reserved];

(g) the Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings (and Holdings may make Restricted Payments to any direct or indirect parent of Holdings):

(i) the proceeds of which will be used to pay (in amounts required for Holdings or such other parent company) consolidated or combined federal, state and/or local income Taxes imposed on such entity to the extent such income Taxes are attributable to the income of the Borrower and its Subsidiaries; provided, however, that the amount of such payments in respect of any Tax year does not, in the aggregate, exceed the amount that the Borrower and its Subsidiaries whose activities are included in such consolidated or combined group would have been required to pay in respect of the relevant federal, state and/ or local income Taxes (as the case may be) in respect of such year if the Borrower and such Subsidiaries paid such income Taxes directly as a stand-alone consolidated or combined income Tax group (reduced by any such taxes paid directly by the Borrower or any Subsidiary);

(ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) its operating costs (including Public Company Costs) and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof which does not own other Subsidiaries besides Holdings, its Subsidiaries and the direct or indirect parents of Holdings to pay) franchise taxes and other fees, taxes and expenses required to maintain its (or any of such direct or indirect parents’) corporate existence;

(iv) [reserved];

(v) [reserved]; and

(vi) the proceeds of which (A) shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Subsidiaries or (B) shall be used to make payments permitted under Sections 7.08(e), (h), (k) and (q) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Subsidiary);

(h) [reserved];

(i) [reserved]; and

(j) repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options.

Notwithstanding anything to the contrary set forth in this Section 7.06, no Loan Party shall make any Restricted Payment to any Subsidiary (other than another Loan Party) in the form of Material Intellectual Property; provided that nothing in this sentence shall prohibit any non-exclusive (other than exclusive distribution or other similar within a specified jurisdiction) license or sublicense of Material Intellectual Property to, or use of Material Intellectual Property by, any Subsidiary in the ordinary course of business. For the avoidance of doubt, no payments shall be permitted pursuant to this Section 7.06 unless permitted by the Approved DIP Budget.

SECTION 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings, the Borrower and the Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

SECTION 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings or the Borrower, whether or not in the ordinary course of business, other than:

(a) transactions between or among the Borrower or any of the Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction,

(b) transactions on terms substantially as favorable to Holdings, the Borrower or such Subsidiary as would be obtainable by Holdings, the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate,

(c) transactions permitted pursuant to the Cash Management Order or disclosed in any first day pleadings,

(d) the entry into, and transactions contemplated by, the TSA,

(e) [reserved],

(f) employment and severance arrangements between Holdings, the Borrower and the Subsidiaries and their respective officers and employees in the ordinary course of business and consistent with past practice, and transactions pursuant to stock option plans and employee benefit plans and arrangements existing on the Closing Date,

(g) the non-exclusive licensing of trademarks, copyrights or other IP Rights in the ordinary course of business and consistent with past practice to permit the commercial exploitation of IP Rights between or among Affiliates and Subsidiaries of Holdings or the Borrower,

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings and the Subsidiaries or any direct or indirect parent of Holdings in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries,

(i) any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date),

(j) Restricted Payments permitted under Section 7.06,

(k) [reserved],

(l) [reserved],

(m) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof to the extent otherwise permitted by this Agreement and to the extent such issuance or transfer would not give rise to a Change of Control,

(n) [reserved],

(o) [reserved],

(p) [reserved],

(q) [reserved],

(r) [reserved], and

(s) payments to an Affiliate in respect of the Indebtedness or Equity Interests of Holdings, the Borrower or any of the Subsidiaries that are payable to Affiliates that may from time to time own such Indebtedness or Equity Interests.

SECTION 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the DIP Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto,

(ii) [reserved],

(iii) [reserved],

(iv) are customary restrictions that arise in connection with (x) any Lien permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), and (y) and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition,

(v) [reserved],

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof and, in the case of the ABL Facilities, permit the Liens securing the Obligations without restriction (subject to the ABL Intercreditor Agreement and the DIP Order),

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 7.03(e), (o)(i), or (r) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Subsidiary party to such Indebtedness,

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary,

(x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business and consistent with past practice,

(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and consistent with past practice,

(xii) are restrictions contained in the ABL Credit Agreement or the ABL Facilities Documentation, or

(xiii) arise in connection with cash or other deposits permitted under Section 7.01.

SECTION 7.10 Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, for any purpose other than as permitted under the DIP Order or as set forth in the Approved DIP Budget.

SECTION 7.11 Accounting Changes. Make any change in fiscal year; provided, however, that Holdings and the Borrower may, upon written notice to the DIP Agent, change its fiscal year to any other fiscal year reasonably acceptable to the DIP Agent (acting at the Direction of the Required DIP Lenders), in which case, Holdings, the Borrower and the DIP Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.12 Prepayments, Etc. of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness other than the Loans, except for payments made in compliance with the DIP Order or the Approved DIP Budget.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of the documents governing any other Indebtedness, without the consent of the Required DIP Lenders.

SECTION 7.13 Holdings In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than the following (and activities incidental thereto), subject to the DIP Order: (i) its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, (iv) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (v) providing indemnification to officers and directors, (vi) any public company activities and (vii) any other activities expressly contemplated by this Agreement, the DIP Order or any other order of the Bankruptcy Court to be engaged in by Holdings.

SECTION 7.14 Permitted Variance. Commencing on the Friday of the third full calendar week after the Petition Date, budget variances (as defined below) shall be tested as of each Friday (each such date, a “Testing Date”) and such variance report shall be delivered on the Thursday following each such Friday. The Debtors shall not permit:

(x) for the first Testing Date:

(i) for the period commencing on the Petition Date and ending on such Testing Date, the Debtors’ Actual Disbursements (in the aggregate) to be more than 120% of the projected disbursements (in the aggregate) as set forth in the Approved Budgets with respect to such period; and

(ii) for the period commencing on the Petition Date and ending on such Testing Date, the Debtors’ Actual Receipts (in the aggregate) to be less than 80% of the projected receipts (in the aggregate) as set forth in the Approved DIP Budgets with respect to such period;

(y) for the second Testing Date:

(i) for the period commencing on the Petition Date and ending on such Testing Date, the Debtors’ Actual Disbursements (in the aggregate) to be more than 115% of the projected disbursements (in the aggregate) as set forth in the Approved Budgets with respect to such period; and

(ii) for the period commencing on the Petition Date and ending on such Testing Date, the Debtors’ Actual Receipts (in the aggregate) to be less than 80% of the projected receipts (in the aggregate) as set forth in the Approved DIP Budgets with respect to such period; and

(z) thereafter:

(i) for the 4 week period ending on such Testing Date, the Debtors’ Actual Disbursements (in the aggregate) to be more than 110% of the projected disbursements (in the aggregate) as set forth in the Approved Budgets with respect to such period; and

(ii) for the 4 week period ending on such Testing Date, the Debtors’ Actual Receipts (in the aggregate) to be less than 85% of the projected receipts (in the aggregate) as set forth in the Approved DIP Budgets with respect to such period

(clauses (x), (y) and (z) together, the “Permitted Variances”; all references in the Loan Documents to “Approved DIP Budget” shall mean the Approved DIP Budget as it is subject to the Permitted Variances). For the avoidance of doubt, for purposes of budget variance testing in accordance with this Section 7.14, (1) the amounts set forth in the Approved DIP Budget under “Professional Fees”, (2) the amounts set forth in the Approved DIP Budget under “Debt Services” and (3) adequate protection costs, shall be excluded (this sentence the “Carve Out”).

SECTION 7.15 Bankruptcy Actions. Seek, consent to, or permit to exist, or permit any Subsidiary to seek, consent to or permit to exist, without the prior written consent of the Required DIP Lenders (which approval may be communicated via an email from each of the Lender Advisors) (which consent shall constitute authorization under this Agreement), any order granting authority to take any action that is prohibited by the terms of this Agreement, the DIP Order or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of the DIP Order or any of the other Loan Documents.

SECTION 7.16 Minimum Liquidity. Following the entry of the Interim Order, the Debtors shall maintain Liquidity of not less than $5,000,000 as of each Testing Date.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01 Events of Default. Each of the events referred to in clauses (a) through (l) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower, any Subsidiary or, in the case of Section 7.13, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the Borrower) 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document (including any Approved DIP Budget Variance Report) on its part to be performed or observed and such failure continues for five (5) days after the earlier of (i) knowledge of a Financial Officer of any Loan Party or (ii) receipt by the Borrower of written notice thereof from the DIP Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect (or, if qualified by materiality, in any respect) when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.01 or (2) pre-petition Indebtedness to the extent that any such payment shall not be required by, and the enforcement of remedies in connection with such pre-petition Indebtedness, is stayed by, the application of the Bankruptcy Code (including for the avoidance of doubt, the ABL Facilities); provided that no such event under the ABL Facilities (other than the failure of any Loan Party or any Subsidiary to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of the ABL Facilities) shall constitute an Event of Default under this Section 8.01(e) until the earliest to occur of (x) the acceleration of the Indebtedness under the ABL Facilities and (y) the exercise of any remedies by the ABL Administrative Agent in respect of any Collateral; or

(f) [Reserved].

(g) Judgments. There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of thirty (30) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a Foreign Plan a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the DIP Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to the Collateral Documents free of Liens other than Liens permitted by the DIP Order or any nonconsensual Liens arising solely by operation of Law; or

(k) [Reserved]; or

(l) Change of Control. There occurs any Change of Control; or

(m) Bankruptcy Related Events. The occurrence of any of the following in any of the Chapter 11 Cases, except to the extent consented to be the Required DIP Lenders (which may be evidenced by a Direction of the Required DIP Lenders) or if Lenders seek or support any such action:

(i) other than a motion in support of the DIP Order or actions in accordance with the TSA, the bringing of any motion, taking of any action, or the filing of any plan of reorganization or disclosure statement attendant thereto, by any of the Loan Parties or any Subsidiary in the Chapter 11 Cases (or the entry of an order of the Bankruptcy Court granting a motion) seeking: (A) to obtain additional financing under Section 364(c) or Section 364(d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Liens permitted under Section 7.01; (C) except as provided in the DIP Order, to use cash collateral of the DIP Agent and the other Secured Parties or Pre-Petition Lenders or Pre-Petition Administrative Agent under Section 363(c) of the Bankruptcy Code without the written consent of such parties; or (D) to approve any other action or actions adverse to the DIP Agent and Lenders’ rights and remedies under the Loan Documents or the validity or perfection of their Liens on the Collateral;

(ii) other than in accordance with the TSA and the Plan, (A) the filing of any other plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to the Plan or any other such plan or disclosure statement, by a Loan Party that would not result in the Discharge of DIP Obligations on or before the effective date of the Plan or any other such plan or plans, (B) if any of the Loan Parties or their Subsidiaries shall seek, support or fail to contest in good faith the filing or confirmation of any such plan or entry of any such order that would not result in the Discharge of DIP Obligations on or before the effective date of such plan or plans, (C) the entry of any order terminating any Loan Party’s exclusive right to file a plan of reorganization, or (D) the expiration of any Loan Party’s exclusive right to file a plan of reorganization;

(iii) the entry of an order in any of the Chapter 11 Cases confirming a plan of reorganization that is not either (A) in accordance with the TSA or (B) otherwise acceptable to the Required DIP Lenders in their reasonable discretion, other than to the extent that such plan of reorganization provides for the Discharge of DIP Obligations on or before the effective date of such plan or plans;

(iv) (A) the entry of an order amending, supplementing, staying, revoking, reversing, vacating or otherwise modifying the Loan Documents, the Cash Management Order, or the DIP Order (including any order in respect of the Milestones specified herein), (B) the filing by a Loan Party of a motion for reconsideration with respect to the DIP Order or (C) any Loan Party or any Subsidiary shall fail to comply with the DIP Order and such default shall continue unremedied for a period of 3 Business Days after notice thereof from the DIP Agent to the Borrower;

(v) the appointment of an interim or permanent trustee in the Chapter 11 Cases or the appointment of an examiner in the Chapter 11 Cases with expanded powers (powers beyond those set forth in sections 1106(a)(3) and (a)(4) of the Bankruptcy Code) to operate or manage the financial affairs, the business, or reorganization of the Loan Parties under sections 1104(d) and 1106(b) of the Bankruptcy Code;

(vi) (A) the dismissal or conversion of any Chapter 11 Case or (B) any Loan Party shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise;

(vii) any Loan Party shall file a motion (without consent of the Required DIP Lenders) seeking, or the Court shall enter an order granting, relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code to allow any creditor (other than the DIP Agent) to execute upon or enforce a Lien on any Collateral of a value in excess of $50,000;

(viii) the entry of an order in the Chapter 11 Cases avoiding or requiring the disgorgement of any portion of the payments made on account of the Obligations owing under this Agreement, the other Loan Documents or the TSA;

(ix) other than in respect of this Agreement and the other Loan Documents, or as otherwise permitted under the applicable Loan Documents or the DIP Order, (A) the existence of any claims or charges, or the entry of any order of the Court authorizing any claims or charges entitled to superpriority administrative expense claim status in any Chapter 11 Case pursuant to Section 364(c)(1), clause (b) of

Section 503 or clause (b) of Section 507 of the Bankruptcy Code of the Bankruptcy Code pari passu with or senior to the claims of the DIP Agent and the Secured Parties under this Agreement and the other Loan Documents or (B) there shall arise or be granted by the Bankruptcy Court any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted by the Loan Documents;

(x) the DIP Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal (other than through the entry of the Final Order), in each case so as to cause the DIP Order to cease to create a valid and perfected Lien on the Collateral (without further action other than the entry and terms of the DIP Order) to the extent it does so on the Closing Date;

(xi) an order in the Chapter 11 Cases shall be entered (i) charging any of, or authorizing the recovery of any amount from, the Collateral under Section 506(c) of the Bankruptcy Code, or (ii) prohibiting or limiting the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Administrative Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date;

(xii) any order having been entered or granted (or requested, unless actively opposed by the Loan Parties) by either the Court or any other court of competent jurisdiction materially adversely impacting the rights of the DIP Agent and the Lenders under the Loan Documents;

(xiii) an order of the Court shall be entered denying or terminating use of cash collateral by the Loan Parties authorized by the DIP Order;

(xiv) if the Final Order does not (i) include a waiver, in form and substance reasonably satisfactory to the Required DIP Lenders, of the right to surcharge, or recover any amount from, the Collateral under Section 506(c) of the Bankruptcy Code and (ii) prohibit the imposition of any exception to the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Administrative Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date;

(xv) (A) any Loan Party shall challenge (or support or encourage a challenge of) the validity, enforceability, perfection or priority (as applicable) of (1) the Pre-Petition Loan Documents (2) the Liens created pursuant to the foregoing, (3) the obligations thereunder, or (4) any payments made (I) to the DIP Agent or any Lender with respect to the Obligations or (II) to the Pre-Petition Administrative Agent or the Pre-Petition Lenders with respect to the obligations under the Pre-Petition Loan Documents, or (B) the filing of any motion by the Loan Parties seeking approval of (or the entry of an order by the Court approving) adequate protection to any pre-petition creditor in respect of liens on the Collateral that is inconsistent with the DIP Order;

(xvi) if, unless otherwise approved by the DIP Agent and the Required DIP Lenders, an order of the Court shall be entered providing for a change in venue with respect to the Chapter 11 Cases and such order shall not be reversed, vacated or stayed within 10 days;

(xvii) any Loan Party or any Subsidiary thereof shall file any motion or other request with the Court seeking to modify or affect any of the rights of the DIP Agent or the Lenders under the DIP Order or the Loan Documents;

(xviii) (A) any Loan Party or any Subsidiary thereof shall take any action in support of any matter prohibited by this Section 8.01(m) or (B) any other Person file a motion before the Bankruptcy Court seeking the entry of order in violation of this Section 8.01(m) and such motion is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal;

(xix) the filing of a motion or the taking of any action in the Chapter 11 Cases by any Loan Party seeking the entry of an order by the Bankruptcy Court, or the entry by the Bankruptcy Court of an order in the Chapter 11 Cases, precluding the DIP Agent or the Pre-Petition Administrative Agent from having the right to, or being permitted to, or precluding any Pre-Petition Lender from directing or instructing any of the foregoing parties to exercise the right to, “credit bid” in respect of applicable collateral;

(xx) the TSA shall have been terminated;

(xxi) the valid commencement of a suit or an action (but not including a motion for standing to commence a suit or an action) against the DIP Agent or any Lender or any Pre-Petition Administrative Agent or any Pre-Petition Lender and, as to any suit or action brought by any Person other than a Loan Party or a Subsidiary, officer or employee of a Loan Party, and the continuation thereof without dismissal for fifteen (15) days after service thereof on either the DIP Agent or such Lender or any Pre-Petition Administrative Agent or any Pre-Petition Lender, that asserts or seeks by or on behalf of a Loan Party, any official committee in any Chapter 11 Case or any other party in interest in any of the Chapter 11 Cases, a claim or any legal or equitable remedy that would, other than as contemplated by the DIP Order or the Cash Management Order, (x) have the effect of invalidating, subordinating or challenging (I) any or all of the Obligations or Liens of the DIP Agent or any Lender under the Loan Documents or (II) any material portion of the obligations under the Pre-Petition Loan Documents or Liens of the Pre-Petition Administrative Agents or the Pre-Petition Lenders under the Pre-Petition Loan Documents to any other claim, or (y) have a material adverse effect on the rights and remedies of the DIP Agent or any Lender under any Loan Document or the Pre-Petition Administrative Agent or Pre-Petition Lenders under the Pre-Petition Loan Documents or the collectability of all or any portion of the Obligations under the Loan Documents or the obligations under the Pre-Petition Loan Documents;

(xxii) any Debtor shall deny in writing that such Debtor has liability or obligation under this Agreement for the Obligations or seek to recover any monetary damages from the DIP Agent, any Lender or any of the Pre-Petition Administrative Agent or Pre-Petition Lenders in their capacity as such;

(xxiii) the Bankruptcy Court shall grant relief under any motion or other pleading filed by any Debtor that results in the occurrence of an Event of Default; provided that the Loan Parties hereby agree that the DIP Agent shall be entitled to request an expedited hearing on any such motion and hereby consent to such expedited hearing (and the DIP Agent is authorized to represent to the Bankruptcy Court that the Loan Parties have consented to such expedited hearing on the motion); and

(xxiv) a Cash Collateral Termination Event (as defined in the DIP Order) shall have occurred;

then, and in every such event, and at any time thereafter during the continuance of such event, the DIP Agent may, and at the request of the Required DIP Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times, in each case, subject to provisions of the DIP Order: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the DIP Agent may, and at the request of the Required DIP Lenders shall, exercise any rights and remedies provided to the DIP Agent under the DIP Order and the Loan Documents or at law or equity, including all remedies provided under the UCC, in each case, subject to the provisions of the DIP Order.

Any Event of Default under this Agreement or the other Loan Documents (and any Event of Default resulting from failure to provide notice thereof) shall be deemed not to be “continuing” or “existing” if the events, acts or conditions that gave rise to such Event of Default have been remedied or cured or have ceased to exist.

ARTICLE IX

DIP Agent and Other Agents

SECTION 9.01 Appointment and Authorization of the DIP Agent.

(a) Each Lender hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the DIP Agent hereunder and under the other Loan Documents and authorizes the DIP Agent to take such actions on its behalf and to exercise such powers as are delegated to the DIP Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.09 and 9.11) are solely for the benefit of the DIP Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any such provision.

(b) The DIP Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the DIP Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the DIP Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the DIP Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the DIP Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the DIP Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by the DIP Agent shall bind the Lenders.

(c) Each Lender hereby irrevocably authorizes the DIP Agent, based upon the instruction of the Required DIP Lenders (but subject in all respects to the TSA), to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the DIP Agent or the DIP Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC (or any equivalent provision of the UCC), at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any other sale or foreclosure conducted by the DIP Agent (whether by judicial action or otherwise) in accordance with applicable Laws. In no event shall the DIP Agent be obligated to take title to or possession of Collateral in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability; provided that if the DIP Agent declines to take title to or possession of Collateral because it exposes it to liability, it will promptly notify the Required DIP Lenders thereof.

(d) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Laws a security interest can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the DIP Agent thereof, and, promptly following the DIP Agent’s request therefor, shall deliver such Collateral to the DIP Agent or otherwise deal with such Collateral in accordance with the DIP Agent’s instructions.

SECTION 9.02 Rights as a Lender. Any Person serving as DIP Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, the DIP Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the DIP Agent shall not be under any obligation to provide such information to them.

SECTION 9.03 Exculpatory Provisions. Neither the DIP Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the DIP Agent):

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to DIP Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the DIP Agent is required to exercise as directed in writing by the Required DIP Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the DIP Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the DIP Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the DIP Agent or any of its Affiliates in any capacity.

The DIP Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required DIP Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the DIP Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The DIP Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the DIP Agent by the Borrower or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the DIP Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The DIP Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on (including any flood insurance policies or for determining whether any flood insurance policies are or should be obtained in respect of the Collateral, which each Lender shall be solely responsible for), or the payment of taxes with respect to, any of the Collateral. The DIP Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as the DIP Agent.

The DIP Agent shall not be liable for any action omitted to be taken by it by reason of the lack of direction or instruction for such action (including, without limitation, for refusing to exercise discretion or for withholding its consent in the absence of receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instructions to exercise such direction or grant such consent from any such Lender, as applicable). The DIP Agent shall have no liability for any failure, inability, unwillingness on the part of any Lender or Loan Party to provide accurate and complete information on a timely basis to the DIP Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall not have any liability for any inaccuracy or error in the performance or observance on the DIP Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely in-formation received by it, or other failure on the part of any such other party to comply with the terms hereof.

The DIP Agent shall not be liable for interest on any money received by it. Money held by the DIP Agent hereunder need not be segregated from other funds except to the extent required by law. The DIP Agent shall not have any liability for interest on any money received by it hereunder except as otherwise agreed in writing.

For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to either Agent hereunder (including without limitation this Article VIII), phrases such as “satisfactory to the DIP Agent,” “approved by the DIP Agent,” “acceptable to the DIP Agent,” “as determined by the DIP Agent,” “in the DIP Agent’s discretion,” “selected by the DIP Agent,” “elected by the DIP Agent,” “re-quested by the DIP Agent,” and phrases of similar import that authorize and permit the DIP Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the DIP Agent receiving written direction from the Required Lenders (or such other number or percentage of the Lenders as expressly required hereunder or under the other Loan Documents) to take such action or to exercise such rights.

SECTION 9.04 Reliance by the DIP Agent. The DIP Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The DIP Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the DIP Agent may presume that such condition is satisfactory to such Lender unless the DIP Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The DIP Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The DIP Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required DIP Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The DIP Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required DIP Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the DIP Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the DIP Agent to liability or that is contrary to any Loan Document or applicable Law.

SECTION 9.05 Delegation of Duties. The DIP Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the DIP Agent. The DIP Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the DIP Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as DIP Agent.

SECTION 9.06 Non-Reliance on DIP Agent and Other Lenders; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the DIP Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each the DIP Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the DIP Agent herein, the DIP Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the DIP Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the DIP Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the DIP Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the DIP Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required DIP Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the DIP Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the DIP Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the DIP Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the DIP Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the DIP Agent.

SECTION 9.08 No Other Duties; Other Agents, Managers, Etc. Anything herein to the contrary notwithstanding, the DIP Agent listed on the cover page hereof shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the DIP Agent or a Lender hereunder and such Persons shall have the benefit of this Article IX. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.09 Resignation of DIP Agent. The DIP Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required DIP Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Required DIP Lenders and shall have accepted such appointment within thirty (30) days after the retiring DIP Agent gives notice of its resignation, then the retiring DIP Agent, may on behalf of the Lenders, appoint a successor DIP Agent, meeting the qualifications set forth above; provided that if the DIP Agent, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring DIP Agent, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the DIP Agent, on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the DIP Agent shall instead be made by or to each Lender directly, until such time as the Required DIP Lenders appoint a successor DIP Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as DIP Agent, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required DIP Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) DIP Agent, and the retiring DIP Agent, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor DIP Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as DIP Agent.

SECTION 9.10 DIP Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the DIP Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the DIP Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the DIP Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the DIP Agent and their respective agents and counsel and all other amounts due the Lenders and the DIP Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the DIP Agent and, in the event that the DIP Agent shall consent to the making of such payments directly to the Lenders, to pay to the DIP Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the DIP Agent and its respective agents and counsel, and any other amounts due the DIP Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the DIP Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the DIP Agent to vote in respect of the claim of any Lender in any such proceeding.

The holders of the Obligations hereby irrevocably authorize the DIP Agent, at the direction of the Required DIP Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the DIP Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the DIP Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the DIP Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required DIP Lenders), irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required DIP Lenders contained in Section 10.01 of this Agreement, (iii) the DIP Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Lender or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

SECTION 9.11 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes the DIP Agent, solely to the extent that the DIP Agent has received a Direction of the Required DIP Lenders, the DIP Agent agrees that it will:

(a) release any Lien on any property granted to or held by the DIP Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (x) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank shall have been made, (y) Cash Management Obligations as to which arrangements satisfactory to the applicable Cash Management Bank shall have been made and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Borrower or any of its Domestic Subsidiaries that are Guarantors, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required DIP Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below, (v) such property becoming an Excluded Asset or (vi) pursuant to the Exit Conversion upon consummation of a Chapter 11 Plan;

(b) release or subordinate any Lien on any property granted to or held by the DIP Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c) release any Guarantor from its obligations under the Guaranty and release (or acknowledge the release of) any Liens granted by such Guarantor if in the case of any Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the ABL Facilities; and

(d) if any Guarantor shall cease to be a Subsidiary (as certified in writing by a Responsible Officer of the Borrower), and the Borrower notifies the DIP Agent in writing that it wishes such Guarantor to be released from its obligations under the Guaranty and provides the DIP Agent such certifications or documents as the DIP Agent shall reasonably request, (i) release such Guarantor from its obligations under the Guaranty and (ii) release any Liens granted by such Guarantor or Liens on the Equity Interests of such Guarantor; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of the ABL Facilities.

Upon request by the DIP Agent at any time, the Required DIP Lenders will confirm in writing the DIP Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the DIP Agent will (and each Lender irrevocably authorizes the DIP Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the DIP Agent, each Lender and each Secured Party hereby agree that:

(i) no provision of any Loan Documents shall require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance or abstracts with respect to, any Excluded Assets and any other particular assets, if and for so long as, in the reasonable judgment of the DIP Agent (acting at the Direction of the Required DIP Lenders), the cost of creating, perfecting or maintaining such pledges or security interests in such other particular assets or obtaining title insurance or abstracts in respect of such other particular assets is excessive in view of the fair market value of such assets or the practical benefit to the Lenders afforded thereby; and

(ii) the DIP Agent (acting at the Direction of the Required DIP Lenders) may grant extensions of time for the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the creation or perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

SECTION 9.12 Appointment of Supplemental DIP Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the DIP Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the DIP Agent is hereby authorized to appoint an additional individual or institution selected by the DIP Agent in its sole discretion as a separate trustee, co-trustee, DIP Agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental DIP Agent” and collectively as “Supplemental DIP Agents”).

(b) In the event that the DIP Agent appoints a Supplemental DIP Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the DIP Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental DIP Agent to the extent, and only to the extent, necessary to enable such Supplemental DIP Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental DIP Agent shall run to and be enforceable by either the DIP Agent or such Supplemental DIP Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the DIP Agent shall inure to the benefit of such Supplemental DIP Agent and all references therein to the DIP Agent shall be deemed to be references to the DIP Agent and/or such Supplemental DIP Agent, as the context may require.

SECTION 9.13 [Reserved]..

SECTION 9.14 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of this Agreement, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the DIP Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the DIP Agent has received written notice of such Obligations, together with such supporting documentation as the DIP Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 9.15 [Reserved].

SECTION 9.16 Erroneous Payments.

(a) Without limitation of any other provision in this Agreement, if at any time the DIP Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the DIP Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the DIP Agent, at the greater of the Federal Funds Rate and a rate determined by the DIP Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The DIP Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

(b) If the DIP Agent notifies a Lender or other Secured Party, or any other Person who has received funds on behalf of a Lender or other Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the DIP Agent has determined in its sole reasonable discretion that any funds received by such Payment Recipient from the DIP Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the DIP Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the DIP Agent, and such Payment Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the DIP Agent, in same day funds (in the currency so received), the amount of any such Erroneous Payment (or portion thereof), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the DIP Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the DIP Agent (acting at the Direction of the Required DIP Lenders)

in accordance with prevailing banking industry rules on interbank compensation from time to time in effect. To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the DIP Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the DIP Agent to any Payment Recipient under this clause (b) shall be conclusive, absent manifest error.

(c) Without limiting immediately preceding clause (b), each Payment Recipient hereby further agrees that if it receives an Erroneous Payment from the DIP Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the DIP Agent (or any of its Affiliates) with respect to such Erroneous Payment (the “Payment Notice”), or (y) that was not preceded or accompanied by a Payment Notice sent by the DIP Agent (or any of its Affiliates), then, said Payment Recipient shall be on notice, in each case, that an error has been made with respect to such Erroneous Payment. Each Payment Recipient agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Payment Recipient shall promptly notify the DIP Agent of such occurrence and, upon demand from the DIP Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the DIP Agent the amount of any such Erroneous Payment (or portion thereof) in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the DIP Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the DIP Agent (acting at the Direction of the Required DIP Lenders) in accordance with prevailing banking industry rules on interbank compensation from time to time in effect.

(d) Each Payment Recipient hereby authorizes the DIP Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the DIP Agent to such Payment Recipient from any source, against any amount due to the DIP Agent under any of the immediately preceding clauses (b) or (c) or under the indemnification provisions of this Agreement.

(e) In the event that an Erroneous Payment (or portion thereof) is not recovered by the DIP Agent for any reason, after demand therefor by the DIP Agent (such unrecovered amount, an “Erroneous Payment Return Deficiency”), the Borrower and each other Loan Party hereby agrees that (x) the DIP Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount (including, without limitation, the right to sell and assign the Loans (or any portion thereof), which were subject to the Erroneous Payment Return Deficiency) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the DIP Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment. For the avoidance of doubt, no assignment of an Erroneous Payment Return Deficiency will reduce the Commitments of any Payment Recipient and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the DIP Agent has sold a Loan (or portion thereof) acquired pursuant to the assignment of an Erroneous Payment Return Deficiency, and irrespective of whether the DIP Agent may be equitably subrogated, the DIP Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment Return Deficiency (for the avoidance of doubt, without increasing the Obligations owed by the Borrower or any other Loan Party with respect to the Erroneous Payment Return Deficiency).

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the DIP Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.16 shall survive the resignation or replacement of the DIP Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

Miscellaneous

SECTION 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required DIP Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the DIP Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) except by reason of the Exit Conversion, extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) except by reason of the Exit Conversion, postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.05 or 2.06 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) except by reason of the Exit Conversion, reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that (i) only the consent of the Required DIP Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate and (ii) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(d) change any provision of this Section 10.01 or the definition of “Required DIP Lenders,” or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender affected thereby;

(e) except as contemplated by Section 9.11(i) and in connection with the Exit Conversion (i) subordinate the Obligations in right of payment to any other obligations or (ii) subordinate the Liens on all or substantially all of the Collateral, in each case, without the written consent of each Lender directly and adversely affected thereby;

(f) change the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.10(e) or 2.10(f), respectively, in any manner that materially and adversely affects any Lender without the written consent of such Lender;

(g) other than in a transaction permitted under Section 7.04 or Section 7.05 and in connection with the Exit Conversion, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(i) to the extent not otherwise permitted by this Agreement as in effect on the Closing Date, authorize additional Indebtedness that would be issued under the Loan Documents for the purpose of influencing voting thresholds;

(j) amend or modify the definition of “Material Intellectual Property” or the last paragraph of Section 7.02, the last paragraph of Section 7.05 and the last paragraph of Section 7.06;

(k) (A) subordinate the Obligations in right of payment to any other Indebtedness or (B) subordinate the Liens securing the Obligations priority to the Liens securing any other Indebtedness, in each case without the consent of each Lender;

(l) permit the creation or existence of any Subsidiary that would be “unrestricted” or otherwise excluded from the requirements, taken as a whole, applicable to Subsidiaries pursuant to the Loan Documents without the consent of each Lender; or

(m) amend, modify or otherwise affect the rights or duties of the DIP Agent hereunder without the prior written consent of the DIP Agent and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the DIP Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the DIP Agent under this Agreement or any other Loan Document and (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the DIP Agent and may be, together with this Agreement, amended and waived with the consent of the DIP Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or the DIP Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the DIP Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the DIP Agent that it is incapable of receiving notices under such Article by electronic communication. The DIP Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the DIP Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE,” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the DIP Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the DIP Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address. Each of Holdings, the Borrower and the DIP Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the DIP Agent. In addition, each Lender agrees to notify the DIP Agent from time to time to ensure that the DIP Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(f) Reliance by the DIP Agent. The DIP Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the DIP Agent each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the DIP Agent may be recorded by the DIP Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the DIP Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04 Attorney Costs and Expenses. The Borrower agrees to (a) pay or reimburse the DIP Agent, and the Lenders for all out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all fees, charges and disbursements of the Lender Advisors and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole, and (b) to pay or reimburse the DIP Agent and the Lenders for all documented out-of-pocket costs and expenses, including any and all recording and filing fees, cost and expenses incurred pursuant to any Collateral Document, the reasonable fees, charges and disbursements of ArentFox Schiff LLP, as lead counsel to the DIP Agent incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the DIP Agent and one counsel to the Lenders (and, if reasonably necessary, one local counsel in any relevant material jurisdiction and, in the event of any conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole)). The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail and such backup material as the Borrower may reasonably request. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the DIP Agent in its sole discretion. The Borrower and each other Loan Party hereby acknowledge that the DIP Agent and/or any Lender may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the DIP Agent and/or such Lender, including, without limitation, fees paid pursuant to this Agreement or any other Loan Document.

SECTION 10.05 Indemnification by the Borrower. The Loan Parties shall, jointly and severally, indemnify and hold harmless the DIP Agent, each Lender and their respective Affiliates, directors, officers, employees, agents, partners, trustees or advisors and other representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability arising out of the activities or operations of the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any Related Indemnified Person as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the DIP Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the DIP Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, etc., arising from any non-Tax claim.

SECTION 10.06 Marshaling; Payments Set Aside. None of the DIP Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to the DIP Agent or any Lender, or the DIP Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the DIP Agent upon demand its applicable share of any amount so recovered from or repaid by the DIP Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the DIP Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the DIP Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any Person that is or becomes a party to the TSA; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the DIP Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the DIP Agent and, so long as no Event of Default under Section 8.01(a) or, solely with respect to the Borrower or any Guarantor, Section 8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; provided that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations separately in respect of the Interim Term Loans (or any tranche thereunder) and the Final Term Loans on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f), has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that if the Borrower does not respond to a request for an assignment within ten (10) Business Days after receiving written notice of a request for such consent, the Borrower shall be deemed to have consented to such assignment; and

(B) the consent of the DIP Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender.

Notwithstanding anything herein to the contrary, each of the DIP Agent and the Borrower hereby consents to each assignment of Loans effected (or to be effected) to ultimate lenders of record under this Agreement (the identities of which were disclosed in writing to the Borrower and/or the Sponsor prior to the Closing Date) in connection with the primary syndication of the Loans.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the DIP Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the DIP Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the DIP Agent an Administrative Questionnaire.

(v) No Assignments to Certain Persons. No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Subsidiaries, (B) subject to subsection (h) below, any of the Borrower’s Affiliates, (C) to a natural person or an investment vehicle of a natural person or (D) any Disqualified Institution to the extent that the list of Disqualified Institutions has been provided to all Public Lenders on the Platform.

Subject to acceptance and recording thereof by the DIP Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The DIP Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the DIP Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the DIP Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the DIP Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.09 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(7) and 881(c)(7) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the DIP Agent, sell participations to any Person (other than a natural person, an investment vehicle of a natural person or, to the extent that the list of Disqualified Institutions has been provided to all Public Lenders on the Platform, any Disqualified Institution or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the DIP Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled (through the applicable Lender) to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections (including the limitation in the definition of “Excluded Taxes”), and Sections 3.06(a) and 3.07, as if the Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). A Lender shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) or proposed Section 1.163-5(b) of the United States Treasury regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the DIP Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections (including the limitation in the definition of “Excluded Taxes”), and Sections 3.06(a) and 3.07, as if the SPC were a Lender); provided, that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 3.01, 3.04 or 3.05) unless such increase or change results from a Change in Law after the grant was made. Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the Laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the DIP Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the DIP Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

SECTION 10.08 Confidentiality. Each of the DIP Agent and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that the DIP Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable prior to any such disclosure by such Person unless such notification is prohibited by law, rule or regulation or except in connection with any request as part of a regulatory examination, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that the DIP Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such unless such notification is prohibited by law, rule or regulation or except in connection with any request as part of a regulatory examination, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (other than to a Disqualified Institution; provided that the list of Disqualified Institutions may be provided) or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from the DIP Agent or such Lender) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the DIP Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the DIP Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from Holdings, the Borrower or any Subsidiary after the Closing Date shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the DIP Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 10.09 Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the DIP Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the DIP Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the DIP Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11 Counterparts; Integration; Effectiveness. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Loan Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the DIP Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The DIP Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the DIP Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the DIP Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the DIP Agent has agreed to accept such Electronic Signature, the DIP Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the DIP Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

SECTION 10.12 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the DIP Agent and each Lender, regardless of any investigation made by the DIP Agent or any Lender or on their behalf and notwithstanding that the DIP Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE BORROWER, HOLDINGS, THE DIP AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE DIP AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE BORROWER, HOLDINGS, THE DIP AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the DIP Agent and the DIP Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 10.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the DIP Agent (which shall not be withheld in contravention of Section 9.04). The provision of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.19 Use of Name, Logo, etc. Each Loan Party consents to the publication in the ordinary course by DIP Agent of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the DIP Agent.

SECTION 10.20 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the DIP Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the DIP Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the DIP Agent or any Lender, provide all documentation and other information that the DIP Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulation.

SECTION 10.21 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the DIP Agent are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the DIP Agent, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the DIP Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the DIP Agent nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the DIP Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings their respective Affiliates, and none of the DIP Agent nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the DIP Agent nor any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 10.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 10.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

JO-ANN INC.

By:
Name:
Title:

NEEDLE HOLDINGS LLC

By:
Name:
Title:

[Signature Page to DIP Credit Agreement]

WILMINGTON SAVINGS FUND SOCIETY, FSB, as DIP Agent

By:
Name:
Title:

[Signature Page to DIP Credit Agreement]

JEFFERIES CAPITAL SERVICES, LLC, as a Lender

By:
Name:
Title:

[Signature Page to DIP Credit Agreement]